Exhibit 4.1

ASSET AND EQUITY INTEREST PURCHASE AGREEMENT

BY AND AMONG

JOHNSON POLYMER, LLC,

JOHNSONDIVERSEY HOLDINGS II B.V.

AND

BASF Aktiengesellschaft

May 1, 2006

ASSET AND EQUITY INTEREST PURCHASE AGREEMENT

THIS ASSET AND EQUITY INTEREST PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of the 1st day of May, 2006 by and among JOHNSON POLYMER, LLC, a Wisconsin limited liability company (“Johnson Polymer”), JOHNSONDIVERSEY HOLDINGS II B.V., a company organized under the laws of the Netherlands (“JD Holdings II”), and BASF Aktiengesellschaft, a German corporation (“Buyer”). Johnson Polymer and JD Holdings II are sometimes referred to herein individually as a “Seller” and collectively as the “Sellers.”

RECITALS

A. The Sellers are engaged, directly and indirectly through the Subsidiaries (as defined below), in the business of developing, manufacturing, and selling specialty polymers for use in the industrial print and packaging industry, industrial paint and coatings industry, and industrial plastics industry (such business, as conducted by the Sellers immediately prior to the date of this Agreement, being referred to herein as the “Business”).

B. This Agreement provides for (1) the sale by Johnson Polymer to Buyer of certain assets owned by Johnson Polymer and used in the Business, as described in Section 2 below, and the sale by Johnson Polymer to Buyer of all of the Equity Interests (as defined below) held by Johnson Polymer in the Johnson Polymer Subsidiaries (as defined below), as described in Section 4(a) below, and (2) the sale by JD Holdings II to Buyer of the Equity Interest held by JD Holdings II in Johnson Polymer B.V., as described in Section 4(b) below, in each case on the terms and subject to the conditions set forth in this Agreement.

AGREEMENTS

In consideration of the recitals and the mutual agreements set forth below, the parties agree as follows:

1. Defined Terms; Construction.

1.01 Defined Terms. The following terms used in this Agreement shall have the meanings set forth below:

“Access Period” means the longer of (a) a period of five (5) years following the Closing Date or (b) the period of time beginning on the Closing Date and ending on the date on which Taxes may no longer be assessed against the applicable Seller or Subsidiary under the applicable statutes of limitation, including any period of waivers or extensions thereof.

“Accounting Firm” has the meaning given in Section 5.03(b) below.

“Accounting Principles” has the meaning given in Section 5.02(a) below.

“Adjustment Time” means 2400 (Central Standard Time) on the Closing Date/0000 on the day following the Closing Date.

“Affiliate” means (a) with respect to Buyer, any person or entity that controls, is controlled by, or is under common control with, Buyer, (b) with respect to a Seller, any person or entity that controls or is controlled by such Seller, and (c) with respect to any other person or entity (i.e., any person or entity other than Buyer or a Seller), any person or entity that controls, is controlled by, or is under common control with, such other person or entity. For the avoidance of doubt, S.C. Johnson & Son, Inc., Johnson Outdoors, Inc., Johnson Financial Group, Inc., Unilever PLC, Unilever N.V., Marga B.V., and each of their respective Affiliates (other than JohnsonDiversey and Johnson Polymer B.V.) shall not be Affiliates of either Seller.

“Agreement” has the meaning given in the Preamble above.

“Applicable Rate” means the $—overnight—LIBOR (as quoted on Bloomberg under “US00O/N Index” as of the Closing Date).

“Assignment and Assumption Agreement” has the meaning given in Section 7.05(b) below.

“Assignment of Patents” has the meaning given in Section 7.05(c) below.

“Assignment of Trademarks” has the meaning given in Section 7.05(d) below.

“Assumed Liabilities” has the meaning given in Section 3 below.

“Basket” has the meaning given in Section 14.03(b) below.

“Bill of Sale” has the meaning given in Section 7.05(a) below.

“Business” has the meaning given in the Recitals above.

“Business Day” means any day other than a Saturday or Sunday or any other day on which commercial banks in New York, New York are authorized or required by applicable law to close.

“Buyer” has the meaning given in the Preamble above.

“Buyer Defined Contribution Plan” has the meaning given in Section 12.03(h) below.

“Buyer Indemnified Parties” has the meaning given in Section 14.01 below.

“Buyer Pension Indemnification Amount” has the meaning given Section 12.05(a) below.

“Buyer’s Damages” has the meaning given in Section 14.01 below.

“Cause” has the meaning given in Section 12.03(c)(iv) below.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., as amended, as in effect on the date of this Agreement and, as of Closing, as in effect on the Closing Date.

“Closing” has the meaning given in Section 6 below.

“Closing Date” has the meaning given in Section 6 below.

“Closing Net Asset Value” shall mean the Net Asset Value at the Adjustment Time.

“Closing Net Asset Value Statement” shall have the meaning given in Section 5.02(a) below.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” means non-public ideas, information, knowledge and discoveries which relate primarily to the Business, including the following non-public information to the extent it relates primarily to the Business: information regarding products sold in the Business, methods of sale, marketing, distribution, trade secrets, manufacturing processes and know-how, formulae, price lists, customer lists, names of suppliers and other information regarding the business affairs or business methods of Johnson Polymer or the Subsidiaries with respect to the Business.

“Contest” means any audit, examination, court proceeding or other dispute with respect to any Tax matter that affects the Sellers, the Purchased Assets, the Business or any Subsidiary.

“Contracts” means all contracts, agreements, leases, intellectual property licenses and other undertakings (whether written or oral) to which Johnson Polymer or any Subsidiary is a party and which relate primarily to the Business.

“Current Waxdale Employees” means the employees listed on Exhibit 1.01-A hereto.

“Designated Affiliate(s)” has the meaning given in Section 17.13 below.

“Differentiated Floorcare Polymers” means (a) the polymers listed on Exhibit 1.01-B hereto and (b) polymers that are derivatives of the polymers described in clause (a) of this definition that contain a combination of substantially similar chemical compositions and have substantially similar physical properties.

“Differentiated Floorcare Polymers Process(es)” means any process used to make Differentiated Floorcare Polymers.

“Differentiated Polymer License Agreement” has the meaning given in Section 7.05(k) below.

“Disclosure Schedule” has the meaning given in Section 9 below.

“Dispute Notice” means a notice delivered by Buyer in which Buyer (a) disputes the calculation of specific line items included in the Closing Net Asset Value Statement or the calculation of Closing Net Asset Value as of the Adjustment Time and (b) provides the basis of such dispute in reasonable detail.

“Dutch Pension Information” has the meaning given in Section 12.05(g) below.

“Encumbrance” means any mortgage, security interest, title retention agreement, option to purchase, right of first refusal, lien or easement.

“Engagement Date” has the meaning given in Section 5.03(b) below.

“Environment” means surface water, groundwater, soil, subsurface strata and ambient air.

“Environmental Claim” means any administrative, regulatory or judicial action, suit, written demand, demand letter, written claim, lien, written notice of non-compliance, written notice of potential responsibility or violation, investigation, proceeding, judgment, order, decree, consent order, consent decree or consent agreement relating to an Environmental Law, Environmental Condition or Environmental Permit. For the avoidance of doubt, Environmental Claim includes any Environmental Claim (within the meaning of the prior sentence) made (a) by a Governmental Authority for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any Environmental Law and arising out of the Release of Hazardous Substances into the Environment or (b) by any person not a party (and not an Affiliate of a person who is a party to this Agreement) to this Agreement seeking damages, contribution, indemnification, cost recovery or injunctive relief resulting from Release of Hazardous Substances into the Environment or arising from injury to public health or the Environment. Notwithstanding the foregoing, Environmental Claim shall not include claims of or relating to workers or claims arising out of the ordinary course of the manufacture, distribution or sale of any product or material by Johnson Polymer or any Subsidiary because they contain a Hazardous Substance.

“Environmental Condition” means a condition relating to or arising from a failure to comply with any Environmental Law or Environmental Permit, or a Release of a Hazardous Substance into the Environment or the Media.

“Environmental Damages” means any Buyer’s Damages resulting from: (a) a breach of the representations and warranties in Section 9.10 below; (b) any Environmental Claims which arise out of the handling, use, storage, disposal, treatment or Release of any Hazardous Substance into the Environment at the Owned Real Property or any Leased Real Property on or prior to the Closing Date; and (c) any Environmental Claims which relate to Hazardous Substances that originated from the operation of the Business conducted at the Owned Real Property or any Leased Real Property on or prior to the Closing Date.

“Environmental Law” means any Legal Requirement in effect as of the date of this Agreement and, as of Closing, as in effect on the Closing Date, relating to (a) Releases or threatened Releases of Hazardous Substances into the Environment, (b) pollution or protection of the Environment or (c) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances, other than relating to workers safety, useful products or materials manufactured, distributed or sold by Johnson Polymer or any Subsidiary.

“Environmental Permits” means permits, registrations, qualifications, approvals, licenses, certificates and consents relating to the Environment which are required under, or are issued by, a Governmental Authority pursuant to Environmental Laws.

“Equity Interests” means (a) any capital stock, share, partnership or membership interest, unit of participation or other similar interest (however designated) in any person and (b) any option, warrant, purchase right, conversion right, exchange rights or other contractual obligation which would entitle any person to acquire any interest described in clause (a) of this definition in such person or otherwise entitle any person to share in the equity, profit, earnings, losses or gains of such person (including stock appreciation, phantom stock, profit participation or other similar rights).

“ERISA” has the meaning given in Section 9.13(a) below.

“Estimated Closing Net Asset Value” has the meaning given in Section 5.01(b) below.

“Estimated Purchase Price” has the meaning given in Section 5.01(a) below.

“Excluded Assets” has the meaning given in Section 2(b) below and, for the avoidance of doubt, shall include those assets identified in Section 4(d).

“Excluded Contracts” has the meaning given in Section 2(b)(xii) below.

“Excluded Equipment” means all machinery, tools, instrumentation, reactor trains and associated peripheral equipment, vessels, spare parts and other similar personal property located at the Waxdale Facility, including the Floorcare Pilot Plant; provided, however, that the Non-Floorcare Pilot Plant Equipment (possession of which will be transferred to Buyer at the time specified in the Supply Agreement) shall not constitute Excluded Equipment.

“Excluded Leases” means each and all of the leases listed on Exhibit 1.01-C hereto.

“Excluded Note Receivable” means the inter-business note receivable from JohnsonDiversey to Johnson Polymer.

“Files and Records” means each and all of the records, documents, data, computer source codes and programs, books, supplier, dealer and customer lists, work orders, credit information and correspondence, operating data, drawings, blueprints, and financial information of the Sellers and the Subsidiaries which relate primarily to the Business and all personnel records relating to employees of the Business who become Transferred Employees hereunder.

“First-Tier Subsidiaries” means: Johnson Polymer, Shanghai Company Limited, a company incorporated under the laws of China; Johnson Polymer, Ltd., a company incorporated under the laws of Hong Kong; Johnson Polymer, Ltd., a company incorporated under the laws of Thailand; Johnson Polymer Corporation, a corporation incorporated under the laws of Japan; and Johnson Polymer B.V., a company incorporated under the laws of the Netherlands.

“Floorcare Pilot Plant” means the approximately 13-gallon pilot plant and associated peripheral equipment used to make emulsion polymers which are then used in the production of floorcare products.

“FMLA” has the meaning given in Section 12.03(a) below.

“Fringe Benefit Plans” has the meaning given in Section 9.13(c) below.

“Governmental Authority” means any foreign or United States federal, state or local government agency, division, subdivision thereof or any regulatory body, agency, authority or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof).

“Group Pension Transfer Amount” has meaning given in Section 12.05(c) below.

“Hazardous Substances” means all hazardous substances, as that term is defined in CERCLA, and any other individual or class of pollutants, contaminants, toxins, chemicals, substances, wastes or materials in their solid, liquid or gaseous phase, regulated under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Indemnified Party” has the meaning given in Section 14.05(a) below.

“Indemnifying Party” has the meaning given in Section 14.05(a) below.

“Indemnification Notice” has the meaning given in Section 14.05(a) below.

“Intellectual Property” means all rights, title and interest of Johnson Polymer and the Subsidiaries in and to all patents, licenses, trade names, assumed names, trade dress, trademarks (including the “Joncryl” trademark), service marks, copyrights, applications and registrations for the foregoing, trade secrets, confidential information, formulas, processes, techniques, know-how, employee agreements and covenants respecting intellectual property, in each case which are used primarily in the Business, and all goodwill in connection therewith and all causes of action against third parties relating thereto including all claims for infringement of any of the foregoing, other than such items which are included in the Excluded Assets.

“Intellectual Property License Agreement” has the meaning given in Section 7.05(l) below.

“Interim Balance Sheet” has the meaning given in Section 9.03(b) below.

“Interim Balance Sheet Date” has the meaning given in Section 9.03(b) below.

“Inventory” means all raw materials, work-in-process, finished goods inventories and other inventories of Johnson Polymer and the Subsidiaries, together with related packaging materials, at any location including inventories at the Waxdale Facility.

“JD Holdings II” has the meaning given in the Preamble above.

“JD Holdings II Subsidiaries” means the following entities: (a) Johnson Polymer B.V., a company organized under the laws of the Netherlands; (b) Esuco Beheer B.V., a company organized under the laws of the Netherlands; and (c) Esuco C.V., a company organized under the laws of the Netherlands.

“JohnsonDiversey” means JohnsonDiversey, Inc., a Delaware corporation.

“Johnson Polymer” has the meaning given in the Preamble above.

“Johnson Polymer Employees” has the meaning given in Section 12.03(a) below.

“Johnson Polymer Subsidiaries” means the following entities: (a) Johnson Polymer, Shanghai Company Limited, a company incorporated under the laws of China; (b) Johnson Polymer, Ltd., a company organized under the laws of Hong Kong; (c) Johnson Polymer, Ltd., a company organized under the laws of Thailand; and (d) Johnson Polymer Corporation, a corporation organized under the laws of Japan.

“Joint Development Agreement” has the meaning given in Section 7.05(h) below.

“Leased Real Property” means the real property or portion thereof leased by Johnson Polymer or a Subsidiary, as applicable, at the leased locations which are identified in sub-items 3 through 16 of item 1 on Section 9.05 of the Disclosure Schedule; provided, however, that the term “Leased Real Property” shall not include the Waxdale Facility.

“Legal Requirement” means any foreign government or any United States federal, state or local law, statute, directive, standard, ordinance, code, rule, regulation or governmental order, or any similar provision having the force or effect of law, which is in effect as of the date hereof.

“Local Transfer Documents” has the meaning given in Section 17.13 below.

“Machinery and Equipment” means all machinery, tools, instrumentation, reactors and associated peripheral equipment, vessels, spare parts and other similar personal property owned by Johnson Polymer and the Subsidiaries and used in the Business or held in the Business for use in the Business.

“Material Adverse Effect” means any change in, or effect on, the Business, or the operations, assets, or financial condition of the Sellers and the Subsidiaries, taken as a whole, which, when considered either individually or in the aggregate, is, or is reasonably likely to be, materially adverse to the Business, or to the operations, assets, or financial condition of the Sellers and the Subsidiaries, taken as a whole, other than changes or effects arising out of or resulting from any of the following: (a) changes in general industry, legal, regulatory, political, economic or business conditions or changes in GAAP; (b) the negotiation, execution, announcement or performance of this Agreement or the contemplated transactions, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners or employees; (c) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement, except to the extent any of such events causes physical damage to one or more Purchased Assets which, in turn, results in a material adverse effect on the Business or to the operations, assets, or financial condition of the Sellers and the Subsidiaries taken as a whole; (d) earthquakes, hurricanes or other natural disasters, except to the extent any of such events causes physical damage to one or more Purchased Assets which, in turn, results in a material adverse effect on the Business or to the operations, assets, or financial condition of the Sellers and the Subsidiaries taken as a whole; or (e) changes in the conditions in the U.S., European or global economy or capital or financial markets generally, including changes in interest or exchange rates.

“Material Contracts” has the meaning given in Section 9.08(a) below.

“Media” has the meaning given in Section 14.02(a) below.

“Net Asset Value” shall mean:

(i) the sum of (a) the consolidated book value of the Purchased Assets included in the line item accounts listed on the Sample Pro Forma Closing Net Asset Value Statement attached hereto as Exhibit 5.02 and (b) to the extent not included in clause (a) of this definition, the book value of the assets of the Subsidiaries included in the line item accounts listed on the Sample Pro Forma Closing Net Asset Value Statement attached hereto as Exhibit 5.02, minus

(ii) the sum of (c) all Assumed Liabilities included in the line item accounts listed on the Sample Pro Forma Closing Net Asset Value Statement attached hereto as Exhibit 5.02 and (d) to the extent not included in clause (c) of this definition, the book value of all liabilities of the Subsidiaries included in the line item accounts listed on the Sample Pro Forma Closing Net Asset Value Statement attached hereto as Exhibit 5.02.

To the extent not distributed out of the Subsidiaries and Johnson Polymer pursuant to Section 4(d) below, the Net Asset Value at the Adjustment Time (Closing Net Asset Value) will include (and the Reference Net Asset Value does not include) all cash and cash equivalent items, including checking account balances, bank account balances, certificates of deposit, mutual funds and Other Investment Securities held by any Subsidiary (provided, however, with respect to cash and cash equivalent items that are greater than Euro 10,000,000 and are in Johnson Polymer B.V., such amount shall equal 98% of all Johnson Polymer B.V. cash and cash equivalent items to the extent such cash and cash equivalent items are greater than Euro 10,000,000). The Net Asset Value at the Adjustment Time (Closing Net Asset Value) will include (and the Reference Net Asset Value does not include) the amount as of the Adjustment Time with respect to the Subsidiaries for the line item accounts listed on the Sample Pro Forma Closing Net Asset Value Statement attached hereto as Exhibit 5.02.

“New Dutch Plan” has the meaning given in Section 12.05(g) below.

“Non-Floorcare Pilot Plant Equipment” means the equipment on the polymer pilot plant skids and the associated peripheral equipment all of which is described on Exhibit 1.01-D hereto.

“Non-competition Period” means (a) with respect to the European Union, the period beginning on the Closing Date and ending on the third anniversary of the Closing Date, and (b) with respect to all geographic areas outside the European Union, the period beginning on the Closing Date and ending on the fifth anniversary of the Closing Date.

“Non-hire Period” means with respect to a Johnson Polymer Employee, Current Waxdale Employee, Tolling Employee or Non-U.S. Employee, the applicable period of time during which, pursuant to Section 13.04, the Sellers and the Sellers’ Affiliates are to refrain from employing, engaging, contracting for or soliciting the services of such persons without the consent of Buyer.

“Non-controlling Investment” means any acquisition of less than 50% of the voting Equity Interest of an entity.

“Non-U.S. Employees” has the meaning given in Section 9.14(b) below.

“Offer For a Set Term” has the meaning given in Section 12.03(a)(v) below.

“Ordinary Course of Business” means the ordinary course of business consistent with past customs and practices of Johnson Polymer and the Subsidiaries with respect to the Business.

“Other Investment Securities” means securities that can be liquidated within three (3) months and are listed on a stock exchange or quoted on an automated quotation system (including quoted on the National Association of Securities Dealers, Inc. Automated Quotation (NASDAQ Stock Market)).

“Owned Real Property” means the real property located at each of the following addresses: (a) 100 Industrial Boulevard, Seaford, County of Sussex, Delaware; and (b) Innovatielaan 1, 8466 SN Nijehaske, Heerenveen, the Netherlands.

“Pension Arrangement” shall mean a defined benefit pension promise which has been made by Johnson Polymer or any of the JD Holdings II Subsidiaries or the Johnson Polymer Subsidiaries on an individual, collective or local labor law/social law basis to one or more of the Transferred Non-U.S. Employees prior to Closing, including pension-type indemnities provided upon retirement on a mandatory basis as, for example in France, supplemental executive retirement programs, defined benefit cash balance plans, seniority awards, disability pension benefits, survivor pension benefits, early or accelerated retirement arrangements, post-employment medical benefits and benefits under plans which would be defined as defined contribution except for the existence of guaranteed investment returns, but excluding any pension or other employee benefit plans applicable to the Johnson Polymer Employees and the Current Waxdale Employees, which are classified as Excluded Assets under Section 2(b)(ii) hereof.

“Pension Liabilities” shall mean the liabilities under Pension Arrangements pertaining to the JD Holdings II Subsidiaries and the Johnson Polymer Subsidiaries whether organized under either internally or externally financed arrangements, both of a single and multi-employer nature, which are transferred to and assumed by Buyer in connection with the transfer of Equity Interests. Such obligations shall be determined as of the Closing valued as the Projected Benefit Obligation on an FAS 87, 106 or 112 basis, as applicable (or, if FAS 87, 106 or 112 is not applicable, using accounting principles consistent with FAS 87,

106, or 112, as appropriate) using the Projected Unit Credit Method (PUC) based on plan provisions as in effect at Closing and applying the economic and demographic assumptions as specified in Exhibit 12.05 hereto.

“Pension Plans” has the meaning given in Section 9.13(a) below.

“Permits” means all licenses, approvals, permits, product registrations and authorizations (and any applications for the foregoing) issued by a Governmental Authority and held by Johnson Polymer and the Subsidiaries in connection with the Business or the occupancy or use of the Real Property (or any portion thereof), excluding (a) all Environmental Permits and (b) any and all Permits maintained with respect to the Excluded Assets.

“Permitted Encumbrances” means each and all of the following: (a) statutory liens for current Taxes, special assessments or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP; (b) mechanics’, materialmen’s carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the Ordinary Course of Business, which liens have not had and are not reasonably likely to adversely affect in any material respect the ownership and/or use of any Purchased Asset; (c) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over any Real Property which are not violated in any material respect by the current use and operation of the Real Property; (d) deposits or pledges made in connection with, or to secure payment of, worker’s compensation, unemployment insurance, old age pension programs mandated under applicable legal requirements or other social security programs; (e) covenants, conditions, restrictions, easements, encumbrances and other similar matters of record affecting current occupancy or use of the Real Property; (f) any Encumbrance imposed pursuant to the Real Property leases listed on Exhibit 1.01-F hereto; (g) such other Encumbrances that do not secure obligations for borrowed money, or attach to Equity Interests, and do not materially detract from the value of, or interfere with the present or future use of, the property subject thereto and affected thereby; (h) notices or restrictions recorded with regard to the presence of any Hazardous Substance on or off of the Real Property as required or permitted by any Governmental Authorities; (i) restrictions on the transfer of securities arising under U.S. federal and state securities laws and foreign securities laws; and (j) Encumbrances on the Excluded Assets, provided that, to the extent the matters listed under (a) to (i) secure financial obligations to third parties, such claims are reflected in the Closing Net Asset Value Statement.

“Person” means any individual or any general partnership, limited partnership, limited liability partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative or association or any foreign trust or foreign business organization, and the heirs, executors, administrators, legal representatives, successors, and assigns of such “Person” where the context so permits.

“Purchased Assets” has the meaning given in Section 2 below.

“Purchase Price” has the meaning given in Section 5.01 below.

“Qualifying Offer” has the meaning given in Section 12.03(a) below.

“Real Property” means the Owned Real Property and the Leased Real Property.

“Receivables” means all accounts receivable related to the Business.

“Reference Net Asset Value” means an agreed upon amount for the Net Asset Value of the Business, which the parties agree is equal to One Hundred Three Million Seven Hundred Forty-Two Thousand Dollars ($103,742,000).

“Release” has the meaning given in 42 U.S.C. § 9601.

“Remediation Action” means any action to mitigate, remediate, monitor or otherwise respond to the presence of Hazardous Substances in the Environment and on, in, at, upon or from the Leased Real Property or the Owned Real Property required by or under any Environmental Law.

“Representation” has the meaning given in Section 1.02(c) below.

“Retained Liabilities” means any liability, known or unknown, accrued or unaccrued, absolute or contingent, of Johnson Polymer or the Subsidiaries to the extent arising from events or circumstances occurring before the Closing, other than the “Assumed Liabilities” as that term is defined in Sections 3(a) through 3(e) below.

“Retained Liability Basket” has the meaning given in Section 14.03(c) below.

“Retention Bonus Arrangements” has the meaning given in Section 12.03(l) below.

“Sample Pro Forma Closing Net Asset Value Statement” has the meaning given in Section 5.02(a) below.

“Securitization Program” means the program pursuant to which accounts receivable of Johnson Polymer are factored to a third party lender.

“Seller” or the “Sellers” has the meaning given in the Preamble above.

“Seller Defined Benefit Plans” has the meaning given in Section 12.03(g) below.

“Seller Defined Contribution Plans” has the meaning given in Section 12.03(h) below.

“Seller Health Plans” means any medical, dental, health or hospitalization plan maintained by a Seller or any Affiliate of a Seller with respect to all or any portion of the Johnson Polymer Employees, the Current Waxdale Employees, or any Subsidiary Employees.

“Seller Pension Indemnification Amount” has the meaning given in Section 12.05(a) below.

“Sellers’ Damages” has the meaning given in Section 14.04 below.

“Severance Benefits” means any severance payments, termination pay, any costs under COBRA, any benefit plan continuation costs, any medical, dental and other health care continuation costs or any other payments or benefits provided in connection with a termination of employment as described in the Exhibits to Section 12.03 hereof.

“Specific Representation” has the meaning given in Section 1.02(c) below.

“Straddle Period” shall mean any taxable year or period beginning before and ending after the Closing Date.

“Subsidiaries” means each and all of the following: (a) the Johnson Polymer Subsidiaries and (b) the JD Holdings II Subsidiaries.

“Subsidiary Employees” means the employees of each of the Subsidiaries.

“Supply Agreement” has the meaning given in Section 7.05(i) below.

“Tax” or “Taxes” means: (i) taxes and similar charges, fees, duties or other assessments, including income tax, excise tax, property tax, sales tax, use tax, gross receipts tax, franchise or capital tax, withholding tax, social security and unemployment taxes or similar charges or contributions imposed on or measured by wages, corporation tax, profits tax, advance corporation tax, capital gains tax, capital acquisitions tax, dividend withholding tax, residential property tax, wealth tax, value added tax, excise tax, addition to tax, customs and other import and export duties, excise duties, stamp duty, capital duty imposed by the United States, any possession thereof, any supranational, federal, state, provincial, county or local governmental authority, whether within or outside the United States, or any subdivision or agency of the foregoing; (ii) any liability or payment to another party in connection with any taxation within the meaning of subsection (i) above pursuant to a tax sharing agreement, indemnity stipulated by law or by contract or other similar arrangement; (iii) any penalty, fine, surcharge, interest, charges or costs payable in connection with any taxation within the meaning of subsections (i) or (ii) above, including any penalty, fine, surcharge, interest, charges or costs payable in connection with the violation of any Legal Requirement in relation to transfer pricing documentation.

“Tax Return” means all returns, declarations, reports, estimates, information returns and statements required to be filed in respect of any Taxes including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” has the meaning given in Section 14.05(b) below.

“Toll Manufacturing Agreement” has the meaning given in Section 7.05(f) below.

“Toll Manufacturing Termination Date” has the meaning given in Section 12.03(b) below.

“Tolling Employees” has the meaning given in Section 12.03(b) below.

“Tolling Employee’s Termination Date” has the meaning given in Section 12.03(b) below.

“Trademark License Agreement” has the meaning given in Section 7.05(g) below.

“Transfer Provisions” has the meaning given in Section 12.04(a) below.

“Transferred Amounts” has the meaning given in Section 12.05(a) below.

“Transferred Employee” or “Transferred Employees” means (a) Transferred Johnson Polymer Employees, (b) Transferred Tolling Employees and (c) employees of the Subsidiaries who (i) as of the Closing, remain employees of the Subsidiaries on the date on which Buyer purchases the Equity Interests of the Subsidiaries or (ii) become employees of Buyer or its Affiliates pursuant to the terms of Section 12.04 below.

“Transferred Johnson Polymer Employees” has the meaning given in Section 12.03(a) below.

“Transferred Non-U.S. Employees” has the meaning given in Section 12.04(c) below.

“Transferred Tolling Employees” has the meaning given in Section 12.03(b) below.

“Transferred U.S. Employees” has the meaning given in Section 12.03(b) below.

“Undifferentiated Floorcare Polymer(s)” means (a) the polymers listed on Exhibit 1.01-G hereto; (b) any other floorcare polymers (other than Differentiated Floorcare Polymers) made at any time prior to the Closing by Johnson Polymer, the Johnson Polymer Subsidiaries or the JD Holdings II Subsidiaries and used prior to the Closing by JohnsonDiversey or S.C. Johnson & Son, Inc. and/or any of their Affiliates in the manufacture of floorcare products; and (c) any process for the manufacture of any polymer described in clauses (a) and (b) of this definition to the extent not included within the definition of Differentiated Floorcare Polymer Processes.

“Undifferentiated Polymer License Agreement” has the meaning given in Section 7.05(k) below.

“Waxdale Facility” means the manufacturing facility owned by S.C. Johnson & Son, Inc. and located at 8311 16th Street, Sturtevant, Wisconsin, portions of which are utilized by Johnson Polymer in its operation of the Business.

“Welfare Plans” has the meaning given in Section 9.13(b) below.

“Works Council Advice” means (i) unconditional written positive advice from the works council of Johnson Polymer B.V. on the transaction under this Agreement; (ii) written advice from the works council of Johnson Polymer B.V. on the transaction under this Agreement, subject to conditions acceptable to both Buyer and Sellers; (iii) written waiver by the works council of Johnson Polymer B.V. of the right to render advice on the transaction under this Agreement also including the written statement from the works council of Johnson Polymer B.V. that it does not consider to have a right to render advice on the transaction under this Agreement; or (iv) written statement of the Sellers that (a) one month has lapsed after the works council of Johnson Polymer B.V. had been notified of the decision to proceed with the transaction under this Agreement in accordance with section 25 paragraph 5 of the Dutch Works Councils Act (“Wet op de ondernemingsraden”) and (b) the works council of Johnson Polymer B.V. has not (timely) filed an appeal to the Amsterdam Enterprise Chamber pursuant to section 26 paragraph 2 of the Dutch Works Councils Act.

1.02 Construction. In this Agreement (except where the context otherwise requires):

(a) any reference to a Recital, Section, Exhibit or Schedule is to the relevant Recital, Section, Exhibit or Schedule of or to this Agreement and any reference to a sub-section or paragraph is to the relevant sub-section or paragraph of the Section, Exhibit or Schedule in which it appears;

(b) summaries of, or references to, actual documents attached to the Disclosure Schedule are qualified in their entirety by such attached documents;

(c) to the extent that a representation or warranty contained in this Agreement or any Exhibit, document, certificate or Schedule in connection therewith to be furnished to Buyer on the date hereof or at the Closing (for such purposes a “Representation”) addresses a particular issue with specificity (a “Specific Representation”), and no breach by the Sellers exists under such Specific Representation, the Sellers shall be deemed not to be in breach of any other Representation (with respect to such issue) that addresses such issue with less specificity than the Specific Representation;

(d) the inclusion of any matter on any Schedule attached hereto shall not constitute an admission as to its materiality as it relates to any provision of this Agreement;

(e) the Section headings are included for convenience only and shall not modify or affect the construction or interpretation of this Agreement;

(f) all references to accounting terms, including “GAAP,” shall mean the then current common usage of such terms in the United States;

(g) if this Agreement refers to matters within Sellers’ “knowledge,” “known to the Sellers,” of which the Sellers “know,” or the like, such reference is limited to the actual knowledge of Joseph F. Smorada, J. Gary Raley, Larry W. Berger, Mike Patterson, Richard Chylla, Alan Henshaw and Jurgen Hoekstra, with respect to Section 9.15 below, Amy Cohen Heller, with respect to Section 9.12 below, John Haertel, and, with respect to Section 9.13 below, Todd Blazei, and to the extent the Sellers are required to make a representation or warranty as to an act or action “threatened” against the Sellers and/or the Subsidiaries and/or any one of them, the Sellers shall be deemed to have knowledge of such threat only if such threat is known to the person mentioned in this Section 1.02(g) and a reasonable person in the exercise of reasonable business judgment would characterize the statements made or notice given or actions taken as a “threat”;

(h) if this Agreement refers to matters within Buyer’s “knowledge,” such reference is limited to the actual knowledge of Joachim Scholz, Patrick Prevost, Gerry P. Podesta, Tobias Faupel, Christian Jutzi, Wolfgang Reich, Reinhard Leppkes , Ralf Fath, Barbara Ann Buklad, Anne Wenisch, Withold Galinat, John Johnson and Alexander Wallon;

(i) references to “Dollars” or “$” shall mean United States Dollars;

(j) the term “including” shall be deemed to be immediately followed by the term “but not limited to”;

(k) the words “hereof,” “herein” and “hereunder” and words of similar import shall be deemed to refer to this Agreement as a whole and not any particular provision of this Agreement;

(l) references to a “party” or “parties” shall mean the Buyer, a Seller, the Sellers, or all of them as the context requires;

(m) terms defined in the singular shall have a comparable meaning when used in the plural and vice versa;

(n) the language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and if an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto and no presumption or burden of proof will arise favoring or disfavoring any person by virtue of the authorship of any of the provisions of this Agreement;

(o) if a document or matter is listed in any Section of the Disclosure Schedule, such listing shall suffice, without specific repetition or cross reference, as a response or disclosure in connection with any Section of this Agreement if the applicability of such disclosure to such other Section or Sections is reasonably apparent; and

(p) notwithstanding anything to the contrary contained in this Agreement, the Sellers make no representations and warranties regarding the Waxdale Facility or the operation of the Business at such facility (however, representations and warranties regarding the Waxdale Facility or the operation of the Business at such facility are being made in the Toll Manufacturing Agreement).

2. Purchase and Sale of Assets.

(a) Purchased Assets. Subject to the terms and conditions of this Agreement (including Section 2(b) below pertaining to Excluded Assets), on the Closing Date, Johnson Polymer shall sell, convey, transfer, assign and deliver to Buyer or one of its Affiliates designated by Buyer, and Buyer or one of its Affiliates designated by Buyer shall purchase and accept from Johnson Polymer, all right, title and interest of Johnson Polymer in and to all of the assets, properties, claims and rights (whether real, personal, tangible and intangible, accrued, contingent or otherwise and of every kind, nature, type and description, wherever located) used primarily in the Business (except for the Excluded Assets), as such purchased assets exist on the Closing Date, including all right, title and interest of Johnson Polymer in and to the following assets used primarily in the Business, as such assets exist on the Closing Date (collectively, the “Purchased Assets”):

(i) the Contracts of Johnson Polymer, including the Material Contracts of Johnson Polymer identified in Section 9.08(a) of the Disclosure Schedule;

(ii) the Receivables of Johnson Polymer (which, for the avoidance of doubt, will not be subject to the Securitization Program at the time of the Closing), other than the Excluded Note Receivable;

(iii) the Owned Real Property located at Seaford, Delaware;

(iv) the Intellectual Property of Johnson Polymer, together with the right to use the software used by the Business, including the software listed on Exhibit 2(a)(iv) (provided that the software licenses listed on Exhibit 2(a)(iv) containing a “Y” under the column titled “Included in PA” either [a] will be transferred to Buyer as part of the Purchased Assets being sold by Johnson Polymer under the terms of the Purchase Agreement or [b] will remain in place with the applicable Subsidiary after the Closing and, therefore, will be available for use by the Business after the Closing; and the benefits of the software licenses on Exhibit 2(a)(iv) containing a “Y” under the column titled “Included in TSA” will be made available to the Business after the Closing pursuant to the terms and conditions of the Transition Services Agreement to be entered into between Buyer and JohnsonDiversey at the Closing and will be considered Excluded Assets);

(v) the Files and Records of Johnson Polymer;

(vi) all advertising and marketing materials, mailing lists, sales literature, brochures, hand-outs, sales sheets and the like of Johnson Polymer;

(vii) the Machinery and Equipment of Johnson Polymer, other than the Excluded Equipment;

(viii) the Permits of Johnson Polymer, to the extent transferable, other than Permits with respect to the Waxdale Facility;

(ix) the Inventory of Johnson Polymer, including the Inventory at the Waxdale Facility;

(x) all prepaid rent, utilities, deposits and other prepaid items of Johnson Polymer except to the extent related to the Waxdale Facility;

(xi) the minority Equity Interests held by Johnson Polymer in Codaco, Inc., a Delaware corporation, and Spectra-Kote Corporation, a New Jersey corporation; and

(xii) any Files or Records relating to the Johnson Polymer Employees, the Current Waxdale Employees, and any other person employed by Johnson Polymer who becomes a Transferred Employee hereunder, except to the extent transfer and sale is prohibited by Legal Requirements.

(b) Excluded Assets. Notwithstanding anything contained herein to the contrary, the following rights and assets of Johnson Polymer (and as described in Section 4(d) below with respect to the Subsidiaries) shall be excluded from the transactions contemplated by this Agreement, shall not be transferred to Buyer or its Affiliates, and shall be retained by Johnson Polymer (and, with respect to certain rights and assets of the Subsidiaries described in Section 4(d) below, shall be distributed to and retained by Johnson Polymer or JD Holdings II, as applicable) (collectively and including those items identified in Section 4(d), the “Excluded Assets”):

(i) cash and cash equivalent items, including checking accounts, bank accounts, certificates of deposit, time deposits, mutual funds and Other Investment Securities;

(ii) except as otherwise provided in Section 12.03, all employee benefit plans and all agreements related to employment or separation that are applicable to the Johnson Polymer Employees and the Current Waxdale Employees, and any trusts, insurance arrangements or other assets held pursuant to, or set aside to fund the obligations of Johnson Polymer under, any such employee benefit plans;

(iii) any Files and Records relating to the Johnson Polymer Employees, the Current Waxdale Employees, and any other person employed by Johnson Polymer after the date hereof and prior to the Closing, to the extent transfer and sale is prohibited by Legal Requirements;

(iv) all insurance policies of Johnson Polymer, JohnsonDiversey, S.C. Johnson & Son, Inc. and their Affiliates, and all rights of Johnson Polymer, JohnsonDiversey, S.C. Johnson & Son, Inc. and their Affiliates of every nature and description under or arising out of such insurance policies;

(v) except as otherwise provided in Section 11.03, all claims and rights to receive Tax refunds, credits and benefits relating to the operation or ownership of the Business (other than such claims and rights held by a Subsidiary) or the Purchased Assets for any Tax period (or portion thereof, including the portion of a Straddle Period) ending on or prior to the Closing Date together with any net deferred tax assets;

(vi) Johnson Polymer’s rights under this Agreement and the other agreements and instruments executed and delivered by Johnson Polymer (or either one of them) in connection with this Agreement and the transactions contemplated hereby and thereby;

(vii) the minute books and other corporate or limited liability company records of Johnson Polymer;

(viii) all right, title and interest in the Differentiated Floorcare Polymers;

(ix) except for those trademarks containing the letters “Jon” which are specifically identified in the definition of Intellectual Property, all rights and interest of Johnson Polymer in and to the names “Johnson,” “Johnson Polymer,” “JonWax” and “JohnsonDiversey,” any derivatives thereof, all trademarks and logos relating thereto, and all goodwill associated with any of the foregoing;

(x) the Excluded Leases;

(xi) the Excluded Equipment;

(xii) those Contracts (and all rights and obligations thereunder) which are listed on Exhibit 2(b)(xii) hereto or Exhibit 4(d) hereto (including the rights and obligations of the Subsidiaries thereunder) (the “Excluded Contracts”);

(xiii) the Waxdale Facility;

(xiv) the Excluded Note Receivable; and

(xv) all floorcare product formulations.

(c) Provisions Related to Asset Transfer. The provisions of this Section 2 pertain to the transfer of specific assets of Johnson Polymer other than the Equity Interests held by Johnson Polymer in the Johnson Polymer Subsidiaries. The transfer of such Equity Interests in the Johnson Polymer Subsidiaries, along with the transfer by JD Holdings II of the Equity Interest held by it in Johnson Polymer B.V., is addressed in Section 4 below.

3. Assumption of Liabilities. At the Closing, Buyer shall assume and agree to pay, perform and discharge as and when due, each and all of the following liabilities and obligations of Johnson Polymer or the Subsidiaries (collectively, the “Assumed Liabilities”): (a) all trade accounts payable of Johnson Polymer or the Subsidiaries included in the Closing Net Asset Value Statement; (b) all accrued liabilities and rebate obligations of Johnson Polymer or the Subsidiaries included in the Closing Net Asset Value Statement; (c) all other liabilities of the Business included in the Closing Net Asset Value Statement; (d) all liabilities and obligations under the Contracts (other than the Excluded Contracts and the employee agreements and employee benefit plans excluded as assets under Section 2(b) of this Agreement); and (e) to the extent reflected in the Closing Net Asset Value Statement, warranty or product return obligations of Johnson Polymer or the Subsidiaries with respect to products and/or services sold by Johnson Polymer or the Subsidiaries prior to the Closing. The parties acknowledge and agree that the liabilities assumed by Buyer under this Agreement shall consist only of those Assumed Liabilities described in this Section 3 and shall not include any other liabilities or obligations of Johnson Polymer which are not specifically enumerated in this Section; provided that, for the avoidance of doubt, the provisions of this Section 3 shall not be construed to affect any liabilities of any Subsidiary, which liabilities will remain with the applicable Subsidiary notwithstanding the transactions contemplated by this Agreement.

4. Purchase and Sale of Equity Interests.

(a) Subject to the terms and conditions of this Agreement including Section 2(b) above, on the Closing Date, Johnson Polymer shall sell, convey, transfer, assign and deliver to Buyer, and Buyer shall purchase and accept from Johnson Polymer, the Equity Interests held by Johnson Polymer in each of the Johnson Polymer Subsidiaries.

(b) Subject to the terms and conditions of this Agreement including Section 2(b) above, on the Closing Date, JD Holdings II shall sell, convey, transfer, assign and deliver to Buyer, and Buyer shall purchase and accept from JD Holdings II, the Equity Interest held by JD Holdings II in Johnson Polymer B.V.

(c) For the avoidance of doubt, JD Holdings II shall not sell, convey, transfer, assign or deliver to Buyer and Buyer shall not purchase pursuant to this Agreement any other assets or Equity Interests beneficially owned by JD Holdings II other than the Equity Interest in Johnson Polymer B.V.

(d) Notwithstanding anything else to the contrary in this Agreement, (i) the cash and cash equivalent items, including checking account balances, bank account balances, certificates of deposit, mutual funds and Other Investment Securities held by any Subsidiary; (ii) all right, title and interest of any Subsidiary (or any other party) in any Differentiated Floorcare Polymers or in any floorcare product formulations; (iii) all right, title and interest of any Subsidiary in and to the names “Johnson,” “Johnson Polymer,” “JonWax” and “JohnsonDiversey” and all derivatives thereof (including the use thereof as company names or identifiers), all trademarks and logos relating thereto, and all goodwill associated therewith; and (iv) the Contracts listed on Exhibit 4(d) hereto shall be the property and assets of Sellers and shall be retained by Sellers either by distribution from the applicable Subsidiary to the applicable Seller or by other similar means.

5. Purchase Price; Adjustment and Allocation.

5.01 Estimated Purchase Price; Payment Thereof.

(a) The purchase price for the Purchased Assets and one hundred percent (100%) of the Equity Interests in the Subsidiaries (the “Purchase Price”) shall be Four Hundred Seventy Million Dollars ($470,000,000) (i) minus the amount, if any, by which the

Reference Net Asset Value exceeds the Estimated Closing Net Asset Value; and (ii) plus the amount, if any, by which the Estimated Net Asset Value exceeds the Reference Net Asset Value (the “Estimated Purchase Price”), which Estimated Purchase Price is subject to post-Closing adjustment as provided in Sections 5.02, 5.03 and 5.05 of this Agreement. At the Closing, Buyer shall assume the Assumed Liabilities and shall pay the Estimated Purchase Price to the Sellers by wire transfer of immediately available funds to an account designated in writing by the Sellers.

(b) At least three business days prior to the Closing Date, Sellers shall prepare and deliver to Buyer a good faith estimate of the Net Asset Value as of the Adjustment Time (the “Estimated Closing Net Asset Value”), along with a summary showing in reasonable detail Sellers’ calculation of such amount.

5.02 Adjustment of Estimated Purchase Price.

(a) Preparation of Closing Net Asset Value Statement. As promptly as possible and in any event within forty (40) Business Days after the Closing Date, the Seller shall prepare or cause to be prepared, and shall provide to Buyer a written statement setting forth in reasonable detail its determination of the Closing Net Asset Value (the “Closing Net Asset Value Statement”). The Closing Net Asset Value Statement shall be prepared in accordance with GAAP applied on a consistent basis with Sellers’ prior practice and, to the extent consistent with GAAP, in accordance with the accounting methodologies, principles, procedures and assumptions used in preparing the Sample Pro Forma Closing Net Asset Value Statement attached hereto as Exhibit 5.02 (collectively, the “Accounting Principles”), and will be prepared in a form and manner in and on a basis consistent with the form and manner in and basis on which the sample pro forma Closing Net Asset Value Statement (defined below) attached hereto as Exhibit 5.02 (which, solely for illustrative purposes, assumes that the Closing occurred on December 30, 2005, the “Sample Pro Forma Closing Net Asset Value Statement”) was prepared. The Accounting Principles and the Sample Pro Forma Closing Net Asset Value Statement attached as Exhibit 5.02 have been prepared on a pro forma basis assuming that the Securitization Program did not exist. Johnson Polymer will repurchase all then outstanding Receivables subject to the Securitization Program prior to Closing, and such Receivables will be included in the Closing Net Asset Value Statement. The Closing Net Asset Value Statement shall be prepared by Sellers based on the audited consolidated balance sheet of the Business. Buyer shall provide Sellers with access to all relevant data, information and records, together with all appropriate personnel of Buyer and its Affiliates, for preparation of the Closing Net Asset Value Statement within the time period described above. This personnel shall include, without limitation, access to Larry Berger and Thomas Wierzba. Buyer shall have reasonable access to the work papers used by the Sellers in the preparation of the Closing Net Asset Value Statement. The Sellers and Buyers agree that, in accordance with the Accounting Principles, Sellers will engage Ernst & Young to audit the Closing Net Asset Value and the underlying combined and consolidated balance sheet for the Business and including the individual balance sheets included therein and Ernst & Young shall perform such work and procedures as described in the Accounting Principles. Subject to any adjustment required by Section 5.03(b) below, the calculation of Closing Net Asset Value as of the Adjustment Time and the Closing Net Asset Value Statement shall not reflect any changes or deviations from the Sample Pro Forma Closing Net Asset Value Statement or from GAAP applied on a consistent basis with Sellers’ prior practice and, to the extent consistent with GAAP, in accordance with the Accounting Principles. Sellers shall be responsible for all costs and expenses associated with the work to be performed by Ernst & Young up to One Hundred Thousand Dollars ($100,000) and Buyer shall be responsible for all such costs and expenses over such amount. Sellers shall promptly pay Ernst & Young all fees and expenses due upon completion of its engagement and delivery of the Closing Net Asset Value Statement and Buyer shall thereafter promptly reimburse Sellers for all amounts paid to Ernst & Young that exceed $100,000.

(b) Payment of Adjustment. If the Closing Net Asset Value as of the Adjustment Time, as finally determined pursuant to Section 5.02(a) above and Section 5.03 below, exceeds the Reference Net Asset Value, then Buyer shall pay to the Sellers the difference between the two amounts, taking into account the amounts already deducted from or added to the Purchase Price according to Section 5.01(a)(i) or (ii) above. If the Closing Net Asset Value is less than the Reference Net Asset Value, then the Sellers shall pay to Buyer the difference between the two amounts, taking into account the amounts already deducted from or added to the Purchase Price according to Section 5.01(a)(i) or (ii) above. Any payment required to be made pursuant to this Section 5.02(b) shall be made within ten days after Buyer’s acceptance of the Closing Net Asset Value Statement or, if applicable, within ten days after receipt of a determination and resolution of any dispute over the Closing Net Asset Value Statement as provided in Section 5.03 below. Any such amount payable pursuant to this Section 5.02(b) shall be paid (i) together with interest (not compounded) thereon at the Applicable Rate from and including the Closing Date through the date immediately preceding the date of payment and (ii) by wire transfer of immediately available funds (in U.S. Dollars) to an account or accounts designated in writing by the party entitled to receive such payment (or by such other means as are mutually agreeable to the parties).

5.03 Disputes Concerning Adjustment Under Section 5.02.

(a) The Sellers shall permit Buyer and its independent public accountant to review (at Buyer’s request and sole expense) all accounting records and all work papers and computations used in the preparation of the Closing Net Asset Value Statement. If Buyer does not give a Dispute Notice, as described in Section 5.03(b) below, to the Sellers within thirty (30) Business Days after receiving the Closing Net Asset Value Statement, Buyer shall be deemed to have agreed with the Closing Net Asset Value Statement presented by the Sellers.

(b) If Buyer delivers a Dispute Notice within the thirty (30) Business Day period described in Section 5.03(a) above, then Sellers and Buyer shall negotiate in good faith to resolve the dispute. In the event the Buyer disputes that any item in the Closing Net Asset Value Statement or the Accounting Principles are not in accordance with GAAP applied on a basis consistent with Sellers’ prior practice or the Sample Pro Forma Net Asset Value Statement, and it is ultimately determined that Buyer is correct, the Reference Net Asset Value and the Estimated Closing Net Asset Value shall all be adjusted and calculated to reflect the final resolution of the Accounting Principles in accordance with GAAP so that all calculations and adjustments required under the terms of this Article V and the Agreement shall be calculated so that in all respects the same accounting methodologies, principles, procedures and assumptions are used to determine the Reference Net Asset Value, the Estimated Closing Net Asset Value and the Closing Net Asset Value; provided, however, if the Sellers change the Accounting Principles, then the Reference Net Asset Value, the Estimated Closing Net Asset Value and the Closing Net Asset Value shall not be readjusted and calculated to reflect such changes to the Accounting Principles. Corresponding adjustments shall be made to the final payment to be made pursuant to 5.02(b). If, after twenty (20) days from the date a Dispute Notice is given hereunder, the Sellers and Buyer cannot agree on the resolution of the dispute, then the dispute shall be submitted for arbitration by KPMG LLP (the “Accounting Firm”). Within twenty (20) days after the Accounting Firm accepts the engagement, as evidenced by an engagement letter signed by the Accounting Firm and the parties hereto (the date of such acceptance being referred to herein as the “Engagement Date”), Buyer, on the one hand, and the Sellers, on the other hand, shall prepare and submit to the Accounting Firm a written brief stating its position on the disputed issue(s). Such briefs shall be submitted simultaneously by the parties. Within ten (10) days thereafter, the Sellers, on the one hand, and Buyer, on the other hand, shall prepare and submit to the Accounting Firm a reply brief to the brief submitted by the other party or parties, as applicable. Such reply briefs shall be submitted simultaneously. Within forty (40) days after the Engagement Date, the Accounting Firm shall determine whether disputed issues of material fact exist between the parties and, if such determination is made, shall require that an evidentiary hearing be held and completed not later than the fifty-fifth (55th) day after the Engagement Date. The Accounting Firm shall render its final decision and award regarding the disputed matters not later than the fifth (5th) day after the evidentiary hearing is held or, if no evidentiary hearing is to be held, not later than the forty-fifth (45th) day after the Engagement Date. When acting pursuant to this Section 5.03, the Accounting Firm shall determine, using the Accounting Principles and the principles set forth in this Agreement and only with respect to those disputed items submitted, whether and to what extent, if any, the Sellers’ calculation of Closing Net Asset Value (determined based on the Closing Net Asset Value Statement) requires adjustment. The Accounting Firm shall address only those issues in dispute, and may not assign a value to any item greater than the greatest value for such item claimed by a party or less than the smallest value for such item claimed by a party. In addition, the Accounting Firm shall apportion its fees and expenses between the Sellers, on the one hand, and Buyer, on the other hand, in proportion to the difference between the relative position of each party and the Accounting Firm’s ultimate determination with respect to the amount of the Closing Net Asset Value. The decision and award of the Accounting Firm, including the apportionment of its fees, shall be final and binding on the parties and shall be subject to confirmation and entry of judgment in accordance with applicable law. The parties hereby consent and irrevocably submit to the jurisdiction of the state and federal courts located within Wisconsin and New Jersey for any action to enforce the Accounting Firm’s decision and award. In no event shall the Accounting Firm award either party consequential, incidental or punitive damages. The Sellers and Buyer shall make all books, records and work papers reasonably requested by the Accounting Firm in connection with the resolution of the item(s) disputed hereunder available to the Accounting Firm.

5.04 Allocation. The consideration paid hereunder for the Purchased Assets and the Equity Interests in the First-Tier Subsidiaries shall be allocated as determined and agreed to by the parties based on their good faith assessment of the relative values of the Purchased Assets and Equity Interests and shall be set forth in a schedule prepared in conjunction with the Closing. Unless otherwise required by applicable law, such allocation shall be binding on the parties for all Tax Returns.

5.05 Adjustment. If any payment is made by the Sellers to the Buyer in respect of any claim for any breach of this Agreement or pursuant to any indemnity under this Agreement, the payment shall be made by way of adjustment of the Purchase Price (with appropriate changes made to the allocation described in Section 5.04) paid by the Buyer for the Purchased Assets and the Equity Interests of the Subsidiaries and the Purchase Price shall be deemed to have been reduced by the amount of such payment.

6. Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Reinhart Boerner Van Deuren s.c. located at 1000 North Water Street, Suite 2100, Milwaukee, Wisconsin 53202, within five (5) Business Days after the satisfaction or waiver of all conditions to the obligations of the parties hereto to consummate the transactions contemplated hereby shall have occurred (other than conditions with respect to actions the respective parties will take at the Closing itself) or such other time and place as the Sellers and Buyer may mutually agree in writing. The date on which the Closing occurs is referred to herein as the “Closing Date.” The Closing will be deemed effective as of the Adjustment Time.

7. Conditions to Obligations of Buyer. The obligation of Buyer to purchase the Purchased Assets and the Equity Interests in the Subsidiaries from the Sellers and take the other actions required to be taken by Buyer at the Closing shall be subject to the satisfaction, at or before the Closing, of each of the following conditions, except to the extent waived in writing by Buyer:

7.01 Performance. The Sellers shall have performed and complied in all material respects with all of their covenants and other obligations under this Agreement which are to be performed or complied with by them prior to or at the Closing.

7.02 Representations and Warranties True and Correct. The representations and warranties of the Sellers contained herein shall be true and correct on and as of the Closing Date (except to the extent expressly made as of a particular date, in which case as of such date), except where the failure of the representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) has not had and would not reasonably be expected to have a Material Adverse Effect.

7.03 Governmental Notices and Consents. All consents and licenses, permits, authorizations, approvals, filings with and notifications to any Governmental Authority required to be made or obtained in order for the Sellers to consummate the transactions contemplated by this Agreement shall have been made or obtained and the waiting period under the HSR Act shall have expired or been terminated and the merger control approvals by the merger control authorities in Austria, China, Germany, Italy, Japan, South Korea, Spain and Turkey shall have been obtained or deemed to be obtained or, where the transactions contemplated under this Agreement may be implemented before obtaining the respective approval, shall have been waived by Buyer.

7.04 No Restraint on Transaction. No action, suit, or other proceeding shall have been instituted by a Governmental Authority to restrain, prohibit or otherwise challenge the legality or validity of the transactions contemplated by this Agreement.

7.05 Deliveries by the Sellers at or Prior to Closing. The Sellers shall have delivered or caused to be delivered to Buyer the following items at or prior to the Closing:

(a) a general bill of sale in the form of Exhibit 7.05(a) hereto (the “Bill of Sale”), duly executed by Johnson Polymer;

(b) an assignment and assumption agreement in the form of Exhibit 7.05(b) hereto (the “Assignment and Assumption Agreement”), duly executed by Johnson Polymer;

(c) an assignment of patents in the form of Exhibit 7.05(c) hereto, duly executed by Johnson Polymer (the “Assignment of Patents”);

(d) an assignment of trademarks in the form of Exhibit 7.05(d) hereto, duly executed by Johnson Polymer (the “Assignment of Trademarks”);

(e) a special warranty deed (subject to the Permitted Encumbrances) reflecting the transfer of the Owned Real Property located at 100 Industrial Boulevard, Seaford, County of Sussex, Delaware;

(f) a toll manufacturing agreement in the form of Exhibit 7.05(f) hereto (the “Toll Manufacturing Agreement”), duly executed by JohnsonDiversey;

(g) a trademark license agreement in the form of Exhibit 7.05(g) hereto (the “Trademark License Agreement”), duly executed by S.C. Johnson & Son, Inc.;

(h) a joint development agreement in the form of Exhibit 7.05(h) hereto, duly executed by JohnsonDiversey (the “Joint Development Agreement”);

(i) a supply agreement in the form of Exhibit 7.05(i) hereto, duly executed by JohnsonDiversey (the “Supply Agreement”);

(j) a power of attorney to execute a Deed of Transfer in the form of Exhibit 7.05(j) hereto, duly executed by JD Holdings II;

(k) separate license agreements, each in the form of (i) Exhibit 7.05(k-1) hereto (the “Undifferentiated Polymer License Agreement”), duly executed by JohnsonDiversey and S.C. Johnson & Son, Inc., and (ii) Exhibit 7.05(k-2) hereto (the “Differentiated Polymer License Agreement”), duly executed by JohnsonDiversey and S.C. Johnson & Son, Inc.;

(l) a license agreement, duly executed by Johnson Polymer in the form of Exhibit 7.05(l) hereto (the “Intellectual Property License Agreement”);

(m) a certificate of the Sellers signed by an executive officer of each Seller certifying that the conditions set forth in Sections 7.01 and 7.02 above have been satisfied;

(n) releases of Encumbrances (or a commitment by the applicable lender to release upon receipt of amounts due) held by Johnson Polymer’s primary lender(s) on the Purchased Assets;

(o) a certified copy of the resolutions adopted by the Board of Directors of JohnsonDiversey authorizing (i) the sale by Johnson Polymer of those Purchased Assets to be sold by it, (ii) the execution and delivery of this Agreement by Johnson Polymer, and (iii) the execution and delivery by Johnson Polymer of all other documents contemplated hereby which are to be executed and delivered by Johnson Polymer;

(p) certificates evidencing Johnson Polymer’s minority interests in Codaco, Inc. and Spectra-Kote Corporation, endorsed in blank or accompanied by duly executed stock powers;

(q) a certified copy of the resolutions adopted by the Managing Director(s) of JD Holdings II authorizing (i) the sale by JD Holdings II of its Equity Interest in Johnson Polymer B.V., (ii) the execution and delivery of this Agreement by JD Holdings II, and (iii) the execution and delivery by JD Holdings II of all other documents contemplated hereby which are to be executed and delivered by JD Holdings II;

(r) a non-foreign affidavit dated as of the Closing Date, sworn under penalty of perjury and in the form and substance required under the Treasury Regulations issued pursuant to Code section 1445 stating that the Seller of any United States real property interest is not a “Foreign Person” as such terms are defined for the purposes of Code section 1445; and

(s) documentation showing that Johnson Polymer owns one hundred percent (100%) of the equity interests of Johnson Polymer Corporation;

(t) written releases, or if required by law, releases in notarial form, of the Subsidiaries from any guarantees given by any of them in favor of the Sellers or any of their Affiliates (other than the Subsidiaries) and with regard to the Purchased Assets or any assets of the Subsidiaries to the extent any of them serve as collateral for obligations or liabilities of the Sellers or any of their Affiliates (other than the Subsidiaries);

(u) a certificate of Johnson Polymer signed by an executive officer of Johnson Polymer certifying that the raw material purchase agreements for acrylates and styrene presented in the electronic data room as of March 31, 2006 have not been amended in any material respect; and

(v) the “Register of Shareholders” of Johnson Polymer B.V.; and

(w) documentation to the reasonable satisfaction of Buyer showing that the intercompany receivables owed by the Sellers or their Affiliates (other than the Subsidiaries) have been collected.

7.06 Transfer of Certain Equity Interests. At the Closing, the Sellers shall have caused Larry Berger, JoAnne Brandes, Greg Clark, Andy Warren, David Quast, and Professional Shareholdings, Inc. to transfer to a party designated by Buyer all of the Equity Interests held by them in each of Johnson Polymer, Ltd. (Hong Kong) and Johnson Polymer, Ltd. (Thailand).

7.07 Consents to Material Contracts. Sellers shall have delivered the consent to the consummation of the transactions contemplated by this Agreement, to the extent required by the other parties, to those Material Contracts listed on Exhibit 7.07 hereto.

7.08 Works Council. Sellers shall have obtained Works Council Advice from the works council of Johnson Polymer B.V. and shall have delivered such Works Council Advice to Buyer prior to the Closing.

8. Conditions to Obligations of the Sellers. The obligation of the Sellers to sell the Purchased Assets and the Equity Interests to Buyer and to take the other actions required to be taken by the Sellers at the Closing shall be subject to the satisfaction, at or before the Closing, of each of the following conditions, except to the extent waived in writing by the Sellers:

8.01 Performance. Buyer shall have performed and complied in all material respects with all of its covenants and other obligations under this Agreement which are to be performed or complied with by Buyer prior to or at the Closing.

8.02 Representations and Warranties True and Correct. All representations and warranties of Buyer contained herein shall be true and correct in all material respects on and as of the Closing Date, except for representations and warranties of Buyer made as of a particular date, which shall be true and correct in all material respects as of such date.

8.03 Governmental Notices and Consents. All consents and licenses, permits, authorizations, approvals of, filings with and notifications to any Governmental Authority required to be made or obtained in order for Buyer to consummate the transactions contemplated by this Agreement shall have been made or obtained and the waiting period under the HSR Act, if applicable, shall have expired or been terminated and the merger control approvals by the merger control authorities in Austria, China, Germany, Italy, Japan, South Korea, Spain and Turkey shall have been obtained or deemed to be obtained or, where the transactions contemplated under this Agreement may be implemented before obtaining the respective approval, shall have been waived by Sellers.

8.04 No Restraint on Transaction. No action, suit, or other proceeding shall have been instituted by a Governmental Authority to restrain, prohibit or otherwise challenge the legality or validity of the transactions contemplated by this Agreement.

8.05 Deliveries by Buyer At or Prior to Closing. Buyer shall have delivered or caused to be delivered the following items at or prior to the Closing:

(a) the bank wire transfer described in Section 5.01 above, in an amount equal to the Estimated Purchase Price and in accordance with the Sellers’ wire transfer instructions;

(b) a certified copy of the resolutions adopted by the Board of Supervisors of Buyer authorizing (i) the purchase of the Purchased Assets and the Equity Interests to be purchased hereunder, in accordance with the terms of this Agreement, (ii) the execution and delivery of this Agreement by Buyer, and (iii) the execution and delivery by Buyer of all other documents contemplated hereby which are to be executed and delivered by Buyer;

(c) the Assignment and Assumption Agreement, duly executed by Buyer;

(d) the Assignment of Patents, duly executed by Buyer;

(e) the Assignment of Trademarks, duly executed by Buyer;

(f) a certificate of Buyer, duly executed by an executive officer of Buyer, certifying that the conditions set forth in Sections 8.01 and 8.02 above have been satisfied;

(g) the Toll Manufacturing Agreement, duly executed by Buyer;

(h) the Trademark License Agreement, duly executed by Buyer;

(i) the Joint Development Agreement, duly executed by Buyer;

(j) the Supply Agreement, duly executed by Buyer;

(k) the Undifferentiated Polymer License Agreements and the Differentiated Polymer License Agreements, duly executed by Buyer;

(l) all inventory resale certificates and similar bulk sale or occasional sale documentation (or similar instruments) in such jurisdictions as may be requested by Johnson Polymer; and

(m) the Intellectual Property License Agreement, duly executed by Buyer.

8.06 Other Consents. The Sellers shall have received written consents to the transactions contemplated by this Agreement, in each case in a form satisfactory to the Sellers, from (a) S.C. Johnson & Son, Inc., (b) Marga B.V., and (c) the primary lender(s) of the Sellers.

8.07 Supply Arrangements with S.C. Johnson & Son, Inc. S.C. Johnson & Son, Inc. and Buyer shall have (a) entered into a supply agreement pertaining to the supply by Buyer to S.C. Johnson & Son, Inc. and/or its Affiliates of certain polymer products and (b) entered into a license agreement pertaining to the Undifferentiated Floorcare Polymers and a license agreement pertaining to Differentiated Floorcare Polymers.

8.08 Works Council. Sellers shall have obtained Works Council Advice from the works council of Johnson Polymer B.V. and shall have delivered such Works Council Advice to Buyer prior to the Closing.

9. Representations and Warranties of the Sellers. Subject to the exceptions noted in the schedule delivered by the Sellers concurrently herewith and identified as the “Disclosure Schedule,” the Sellers hereby represent and warrant to Buyer as follows:

9.01 Organization.

(a) Johnson Polymer is a limited liability company validly existing under the laws of the State of Wisconsin. Johnson Polymer has all limited liability company power and limited liability company authority to own, operate and lease its properties and carry on its business as now conducted. Johnson Polymer is duly licensed and qualified to do business in and is in good standing under the laws of each state or other jurisdiction where the failure to do so would be material to the Business or the transactions contemplated under this Agreement.

(b) JD Holdings II is a corporation validly existing under the laws of the Netherlands. JD Holdings II has all necessary corporate power and corporate authority to own, operate and lease its properties and carry on its business as now conducted. JD Holdings II is duly licensed and qualified to do business in and is in good standing under the laws of each other jurisdiction (or relevant equivalent where applicable in a non-U.S. jurisdictions) where the failure to do so would be material to the Business or the transactions contemplated under this Agreement.

(c) Each Subsidiary is a corporation or type of entity described in Section 9.01(c) of the Disclosure Schedule validly existing under the laws of the jurisdiction in which it was incorporated or organized, as the case may be. Each Subsidiary has all necessary corporate or comparable power and corporate or comparable authority to own, operate and lease its properties and carry on its business as now conducted. Each Subsidiary is duly licensed and qualified to do business in and is in good standing (or relevant equivalent where applicable in a non-U.S. jurisdiction) under the laws of each other jurisdiction where the failure to do so would be material to such Subsidiary.

(d) Section 9.01(d) of the Disclosure Schedule sets forth the capital structure of each of the Johnson Polymer Subsidiaries and each of the JD Holdings II Subsidiaries. All of the Equity Interests of the Subsidiaries held by Johnson Polymer and JD Holdings II were duly authorized for issuance and are validly issued, fully paid (if and as required by applicable Legal Requirements) and non-assessable (or equivalent concept, if applicable in non-U.S. jurisdictions).

9.02 Authorization of Agreement.

(a) Johnson Polymer has all necessary limited liability company power and limited liability company authority to execute and deliver this Agreement and to consummate the transactions provided for herein and the execution and delivery of this Agreement by Johnson Polymer and the performance by it of the obligations to be performed hereunder have been duly authorized by all necessary and appropriate limited liability company action on the part of Johnson Polymer. Except as set forth in Section 9.02(a) of the Disclosure Schedule, the execution and delivery of this Agreement and the other agreements to be executed and delivered by Johnson Polymer pursuant to this Agreement and the consummation of the transactions contemplated hereby and thereby do not and will not, with or without the giving of notice or the passage of time, conflict with or constitute a default under (i) Johnson Polymer’s articles of organization or operating agreement, (ii) to the Sellers’ knowledge, any law, rule, regulation, statute, order, judgment or decree to which Johnson Polymer is a party or by which Johnson Polymer or the Purchased Assets are bound or affected, or (iii) after taking into account Section 11.04 below, any Material Contract, excluding from the preceding clauses (ii) and (iii) such conflicts and/or defaults as would not individually or in the aggregate be material to the Business or the transactions contemplated under this Agreement. This Agreement is, and each other agreement and document to be executed by Johnson Polymer pursuant hereto will be when executed, a valid and binding obligation of Johnson Polymer, enforceable against Johnson Polymer in accordance with its terms, except that enforcement may be limited by a bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors rights generally and by general equitable principles.

(b) JD Holdings II has all necessary corporate power and corporate authority to execute and deliver this Agreement and to consummate the transactions provided for herein and the execution and delivery of this Agreement by JD Holdings II and the performance by it of the obligations to be performed hereunder have been duly authorized by all necessary and appropriate corporate action on the part of JD Holdings II. Except as set forth in Section 9.02(b) of the Disclosure Schedule, the execution and delivery of this Agreement and the other agreements to be executed and delivered by JD Holdings II pursuant to this Agreement and the consummation of the transactions contemplated hereby and thereby do not and will not, with or without the giving of notice or the passage of time, conflict with or constitute a default under (i) JD Holdings II’s Articles of Association and other charter documents, (ii) to the Sellers’ knowledge, any law, rule, regulation, statute, order, judgment or decree to which JD Holdings II is a party or by which JD Holdings II or the Purchased Assets are bound or affected, or (iii) after taking into account Section 11.04 below, any Material Contract, excluding from the preceding clauses (ii) and (iii) such conflicts and/or defaults as would not individually or in the aggregate be material to the Business or the transactions contemplated under this Agreement. This Agreement is, and each other agreement and document to be executed by JD Holdings II pursuant hereto will be when so executed, a valid and binding obligation of JD Holdings II, enforceable against JD Holdings II in accordance with its terms, except that enforcement may be limited by a bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors rights generally and by general equitable principles.

9.03 Financial Statements. The Sellers have delivered to Buyer copies of the following financial statements prepared by the Sellers, including in each case all notes thereto, all of which have been prepared from the books and records of the Business in accordance with GAAP consistently applied and maintained throughout the periods indicated (except as otherwise disclosed in Section 9.03 of the Disclosure Schedule) and fairly present in all material respects the financial condition of the Business as of their respective dates and the results of its operations for the periods covered thereby: (a) audited balance sheets of the Business as of January 2, 2004 and December 31, 2004 and statements of income for each of the years then ended; and (b) an audited balance sheet of the Business as of December 30, 2005 (the “Interim Balance Sheet”) and related audited statements of income for the 12-month period ending December 30, 2005 (such date being referred to herein as the “Interim Balance Sheet Date”).

9.04 Business Changes. Except as otherwise disclosed in Section 9.04 of the Disclosure Schedule and except for actions taken and/or changes made at the request of, or authorized by, Buyer, or otherwise taken or made pursuant to this Agreement, since the Interim Balance Sheet Date there has not been:

(a) with respect to the Business, the Sellers or the Purchased Assets (taken as a whole), any (i) material damage, destruction or loss (whether or not covered by insurance) or (ii) material transaction outside the Ordinary Course of Business, in each case other than with respect to the Excluded Assets;

(b) any sale, lease, transfer, assignment, abandonment or other disposition of any material asset outside the Ordinary Course of Business;

(c) any material deviation from the ordinary and usual course of conducting of the Business, including without limitation, Inventory buying practices or accounts receivable collection practices, in contemplation of the transactions described in this Agreement; or

(d) any material change or modification of the Sellers’ accounting methods or practices with respect to the Business.

9.05 Real Property. Section 9.05 of the Disclosure Schedule sets forth a list and description of all Real Property owned or occupied by the Sellers and the Subsidiaries in connection with the Business. Except as set forth in Section 9.05 of the Disclosure Schedule, there are no Material Contracts relating to or affecting the Owned Real Property or Leased Real Property to which either Seller or any Subsidiary is a party or by which the Owned Real Property or Leased Real Property is otherwise bound or affected. To the Sellers’ knowledge, there are no material structural or nonstructural defects (including inadequacy for normal use of mechanical systems and fixtures) in any of the buildings or their systems or fixtures (including the HVAC system, plumbing system, electrical system, sprinkler system and sewer and water systems), ordinary wear and tear excepted, situated on the Owned Real Property and all such building systems, fixtures, and improvements, owned, leased or used by the Sellers, are in all material respects in good condition and working order (reasonable wear and tear excepted). Other than capital expenditures reserved or accrued for on the Interim Balance Sheet or on the Closing Net

Asset Value Statement or as provided in the excerpt from the Sellers’ current strategic plan which is set forth in Section 9.05 of the Disclosure Schedule, the Sellers have no knowledge of material capital expenditures with respect to any parcel of the Real Property (excluding only normal repair made consistently with past practice) that would, at this time, be necessary to conduct the Business as presently conducted at such parcels nor are any such expenditures planned by the Sellers or the Subsidiaries. Neither the whole or any portion of the Owned Real Property has been condemned, requisitioned or otherwise taken by any public authority, and to the Sellers’ knowledge, no such condemnation, requisition or taking is threatened or contemplated. No public improvements have been commenced and to the Sellers’ knowledge there are no public improvements planned which may reasonably be expected to result in special assessments against or otherwise materially and adversely affect any of the Owned Real Property. With respect to each parcel of the Leased Real Property, the Seller or Subsidiary that leases such parcel holds a valid leasehold interest and there is no material default by such Seller or Subsidiary, as the case may be, or, to the Sellers’ knowledge, any other party under such Real Property lease.

9.06 Inventory. The Inventory is of a quality and quantity usable and saleable in the Ordinary Course of Business without discount for excess quantities or obsolescence, except for the reserves reflected in the Interim Balance Sheet (as adjusted through the date of this Agreement and the Closing Net Asset Value Statement, as applicable). Except as described in Section 9.06 of the Disclosure Schedule, no Inventory has been consigned to others. The quantity of Inventory is sufficient and adequate for, but is not materially in excess of the level appropriate to, the conduct of the Business as it previously has been conducted, including pre-buys of materials consistent with past practice but in no event will Sellers and the Subsidiaries buy more than a sixty (60) day supply of such materials without discussing such purchases with Buyer. The Sellers and the Subsidiaries have not made any purchase commitment with respect to Inventory in anticipation of the transactions contemplated hereby in excess of normal, ordinary and usual requirements.

9.07 Title to Purchased Assets.

(a) Johnson Polymer has good and valid title to, or a valid leasehold interest in, as applicable, the Purchased Assets that it purports to own or lease, free and clear of all Encumbrances, except as set forth in Section 9.07 of the Disclosure Schedule and except for Permitted Encumbrances and those Encumbrances which will be released prior to or at the Closing. Each Subsidiary has good and valid title to, or a valid leasehold interest in, as applicable, the assets owned and leased by it, as applicable, free and clear of all Encumbrances, except for Permitted Encumbrances and except for those Encumbrances which will be released prior to or at the Closing.

(b) Except as set forth in Section 9.07 of the Disclosure Schedule, the Purchased Assets and the assets, properties, rights and interests owned by the Subsidiaries, or which the Subsidiaries have valid, subsisting and enforceable rights to use, constitute all of the assets, properties, rights and interests necessary to conduct the Business in substantially the same manner as conducted by the Sellers and the Subsidiaries prior to the date of this Agreement and, as of Closing, as conducted prior to the Closing Date. Except as set forth in Section 9.07 of the

Disclosure Schedule, the Subsidiaries have good and valid title, or are otherwise legally entitled to use, all of their respective assets whether tangible or intangible, which are used in, or are necessary for, the conduct of the Business as currently conducted free and clear of all Encumbrances, except for Permitted Encumbrances and except for those Encumbrances which will be released prior to or at the Closing.

9.08 Contracts.

(a) Section 9.08(a) of the Disclosure Schedule lists the following Contracts (collectively, the “Material Contracts”): (i) agreements not to compete with any person in any business or geographic territory; (ii) leases of real or personal property involving consideration or other expenditure in excess of $100,000 per year or $250,000 in the aggregate; (iii) except for purchase or sale orders for the purchase of materials or supplies or for the sale of products entered into in the Ordinary Course of Business, agreements involving payment or other expenditure of more than $100,000 per year or $250,000 in the aggregate; (iv) agreements providing for the disposition of any material Purchased Asset, other than in the Ordinary Course of Business; (v) material consulting agreements not cancelable on less than twelve (12) months notice; (vi) material agreements with sales representatives, dealers or distributors; (vii) partnership or joint venture agreements; (viii) agreements relating to the license of intellectual property to and from third parties (other than software licenses); and (ix) collective bargaining agreements.

(b) Each Material Contract is in full force and effect, except as limited by bankruptcy, insolvency, reorganization, moratorium, marshaling or other similar laws relating to creditors’ rights generally or by general principles of equity (whether considered in an action at law or in equity) and to the discretion of the court before which any proceedings therefor may be brought. Except as set forth in Section 9.08(b) of the Disclosure Schedule, neither Seller nor any Subsidiary is in default under any Material Contract to which it is a party, except where such violation or default cannot reasonably be expected to be material in the context of the respective Material Contract, and to the knowledge of the Sellers, no other party to any Material Contract is in default thereunder in any material respect.

9.09 Litigation and Proceedings. Except as set forth in Section 9.09 of the Disclosure Schedule, there is no material suit, action or legal, administrative, arbitration or other similar proceeding pending or, to the knowledge of the Sellers, threatened against either Seller or any Subsidiary with respect to the Business.

9.10 Compliance with Environmental Laws. To the Sellers’ knowledge as of the Closing Date, and except as set forth in the applicable subsection of Section 9.10 of the Disclosure Schedule:

(a) Section 9.10(a) of the Disclosure Schedule describes with expiration dates, all material Environmental Permits issued by or received from Governmental Authorities (including local sewerage districts) relating to Environmental Laws or Hazardous Substances which are held by the Sellers and the Subsidiaries and which relate to the Real Property or the Business. Section 9.10(a) of the Disclosure Schedule also identifies all under-ground storage tanks on the Real Property.

(b) The Environmental Permits are in full force and effect and constitute all permits, licenses, approvals and consents relating to Environmental Laws or Hazardous Substances required of the Sellers and/or the Subsidiaries for the conduct of the Business and the use of the Real Property (as presently conducted and used by Johnson Polymer and the Subsidiaries).

(c) The Sellers and the Subsidiaries have filed all reports, returns and other filings required to be filed with respect to the Real Property and the Business under Environmental Laws and the Environmental Permits.

(d) The Business and the Owned Real Property have been and are being operated by the Sellers and the Subsidiaries in accordance with all Environmental Laws and Environmental Permits, except where the failure to do so would not be material to the applicable Seller and/or Subsidiary, as the case may be.

(e) The Sellers and the Subsidiaries have not received any notice that the Business or the Owned Real Property is not in material compliance with Environmental Laws and Environmental Permits and no proceeding for the suspension, revocation or cancellation of any Environmental Permit is pending or threatened.

(f) Except as described in Section 9.10(f) of the Disclosure Schedule, there are no actions pending or any actions, claims or investigations threatened against the Sellers, the Business or the Owned Real Property, which in any case asserts or alleges (i) any Seller or the Owned Real Property violated or is in violation of any Environmental Law or Environmental Permit; (ii) either Seller or any Subsidiary is required to clean up or take remedial or other responsive action due to the disposal, discharge or other release of any Hazardous Substance on the Owned Real Property; or (iii) either Seller or any Subsidiary is required to contribute to the cost of any past, present or future cleanup or remedial or other response action which arises out of or is related to the disposal, discharge or other release of any Hazardous Substance by a Seller, a Subsidiary or the Business.

(g) Except as disclosed in Section 9.10(g) of the Disclosure Schedule, with respect to the period during which the Sellers or the Subsidiaries owned, or during the period in which the Sellers or any of its Subsidiaries occupied, the Owned Real Property: (i) there has been no material release or threatened release of any Hazardous Substance from the Owned Real Property; and (ii) there are no materials containing asbestos or PCBs on the Owned Real Property in violation of Environmental Laws.

9.11 Government Licenses and Permits. The Sellers and the Subsidiaries possess all domestic and foreign Permits necessary to conduct the Business as currently conducted (except where the failure to posses such a Permit would not be material to the business of the Person required to possess such Permit), and such Permits are in full force and effect. No proceeding is pending or, to the Sellers’ knowledge, threatened regarding the revocation or material limitation of any such Permit.

9.12 Taxes. Except as set forth in Section 9.12 of the Disclosure Schedule:

(a) All Taxes (whether or not shown on any Tax return or report) imposed on or required to be paid, deposited, or withheld at or prior to Closing by Johnson Polymer, any Subsidiary or any permanent establishment or branch or operational office of the foregoing have been or will be duly, timely and fully reported, paid and discharged.

(b) All Tax returns and reports (including all information returns related to any Tax) required to be filed on or before the Closing Date by or on behalf of Johnson Polymer, any Subsidiary or any permanent establishment or branch or operational office of the foregoing have been timely filed and all statements made therein are true, correct and complete. No extension of the time to file any Tax return or report has been obtained by any Seller, any Subsidiary or any establishment, branch or operational office of the foregoing.

(c) Section 9.12(c) of the Disclosure Schedule lists for each Subsidiary: (i) its name and jurisdiction of incorporation; (ii) all countries, localities and jurisdictions in which it (aa) solicits sales and concludes contracts, (bb) provides material services to customers or potential customers, (cc) has employees, (dd) owns, stores or warehouses goods, or (ee) otherwise undertakes activities that could be construed as maintaining a permanent establishment within such jurisdiction; (iii) all income, capital, franchise Tax returns filed for each such jurisdiction within the past two years; and (iv) if no such Tax return has been filed for any jurisdiction in which the activities specified in subsection (c)(ii) above were carried out or in which property was owned, the reason Sellers believe that no Tax filing or reporting is required under applicable laws or treaties of such jurisdiction. Sellers have delivered to Buyer complete and accurate copies of all income, franchise and capital tax returns filed by or behalf of all Subsidiaries (including any permanent establishment, branch or operational office thereof) within the past two years and of all property Tax returns filed within the last two years with respect to the Purchased Assets.

(d) There are no pending Tax audits, examinations, or similar proceedings and there is no action, suit or investigation, claim or assessment pending or to Sellers’ knowledge threatened in writing with respect to Taxes or the filing or purported failure to file any Tax return or report (including any information return related to Taxes) of or by Johnson Polymer, any Subsidiary or any permanent establishment or branch or operational office of any of the foregoing, and neither Johnson Polymer, the Subsidiaries, nor any permanent establishment or branch or operational office of any the foregoing have waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e) All Tax sharing agreements to which any Subsidiary is a party have terminated or shall terminate on or prior to the Closing Date and no Subsidiary will have any liability thereunder on or after the Closing Date. No Subsidiary has or shall have any liability (including successor or transferee liability) under law or by agreement for any Taxes of any other person or entity.

(f) Neither Johnson Polymer nor any Subsidiary, nor any permanent establishment or branch or operational office of Johnson Polymer or any Subsidiary has received any written Tax ruling or entered into or is currently under negotiations to enter into any legally binding agreement with any Tax authority which would affect any Tax related to the Purchased Assets, any Subsidiary, or any permanent establishment or branch or operational office thereof in any time period after the Closing.

(g) Neither the Subsidiaries nor the Business are subject to any obligation to pay back investment subsidies or grants or tax exemptions, credits or reductions of any kind, nor to Sellers’ knowledge, will any of the Subsidiaries become subject to such obligation in the future.

(h) The Tax loss carry forwards of the Subsidiaries shown in the Financial Statements and Tax returns of the Sellers validly exist in the stated amounts. Such Tax loss carry forwards are not the subject of any challenge by any Tax authority as of the date of this Agreement. Neither Sellers nor the Subsidiaries have taken any action which could reasonably be expected to affect such Tax loss carry forwards (which shall not include the transactions contemplated by this Agreement).

(i) Neither Johnson Polymer nor any Subsidiary is a party to any agreement, contract, arrangement, or plan that has or is likely to result in the payment of any “excess parachute payment” within the meaning of Code section 280G (or any corresponding state or local statute).

(j) There are no liens for Taxes, other than Permitted Encumbrances, upon any of the Purchased Assets or any assets of the Subsidiaries (other than the Excluded Assets).

(k) None of the Purchased Assets is “tax-exempt use property” within the meaning of Code section 168.

(l) The sale of the Purchased Assets and the Equity Interests of the Subsidiaries pursuant to this Agreement are not subject to Tax withholding.

(m) No Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income (or other basis for computing Taxes) for any taxable period (or portion thereof, including a portion of a Straddle Period) ending after the Closing Date as a result of any:

(i) change on or before the Closing Date in method of accounting for a taxable period ending on or before the Closing Date;

(ii) closing agreement or similar agreement with any Tax authority executed on or before the Closing Date;

(iii) intercompany transactions that were entered into on or before the Closing Date; or

(iv) installment sale or open transaction disposition made on or before the Closing Date.

(n) The Equity Interests in the First-Tier Subsidiaries are not subject to gain recognition agreements or similar tax deferral agreements that would trigger recognition of pre-Closing Date gains for tax purposes in the event any First-Tier Subsidiary were merged into an entity affiliated with Buyer within one (1) year of the Closing Date.

(o) The terms of the Severance Benefits and Retention Bonus Arrangements of Sellers as listed on the Exhibits to Section 12.03 below provide for benefits to be paid when employees vest in such amounts; neither any employee nor Sellers have the discretion to defer payment beyond this time; and payments are expected to be made no later than March 15th of the calendar year following the year in which such amounts are no longer subject to a substantial risk of forfeiture.

9.13 Employee Benefit Plans.

(a) Section 9.13(a) of the Disclosure Schedule lists all “employee pension benefit plans,” as such term is defined in section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) without regard to any exemptions from any requirements thereunder issued by the United States Department of Labor in regulations or otherwise, maintained, sponsored or contributed to by the Sellers and/or their Affiliates for the benefit of the Johnson Polymer Employees and the Current Waxdale Employees (the “Pension Plans”). The term “Pension Plan” shall also include any terminated “employee pension benefit plan” previously maintained, sponsored or contributed to by the Sellers and/or their Affiliates for the benefit of the Johnson Polymer Employees and the Current Waxdale Employees which, as of the Closing Date, has not distributed all of its assets in full satisfaction of accrued benefits.

(b) Section 9.13(b) of the Disclosure Schedule lists all “employee welfare benefit plans,” as defined in ERISA section 3(1) without regard to any exemptions from any requirements thereunder issued by the United States Department of Labor in regulations or otherwise, maintained, sponsored or contributed to by either Seller, S.C. Johnson & Son, Inc., and/or any of their respective Affiliates for the benefit of the Johnson Polymer Employees and the Current Waxdale Employees (the “Welfare Plans”). The term “Welfare Plans” shall also include any terminated employee welfare benefit plan previously maintained, sponsored or contributed to by the Sellers and/or their Affiliates for the benefit of the Johnson Polymer Employees and the Current Waxdale Employees which, as of the Closing Date, has not distributed all of its assets.

(c) Section 9.13(c) of the Disclosure Schedule lists all plans, agreements or programs maintained, sponsored or contributed to by either Seller and/or their Affiliates to provide fringe or other benefits to the Johnson Polymer Employees and the Current Waxdale Employees (other than Pension Plans and Welfare Plans) including, but not limited to, vacation, holiday, sick leave, disability, retirement, stock bonus, savings, thrift, bonus, stock appreciation, deferred compensation, severance, employment, consulting, medical, hospitalization, welfare, life insurance and other insurance plans, group insurance or other benefit plans, agreements or programs (the “Fringe Benefit Plans”).

(d) Section 9.13(d) of the Disclosure Schedule lists each other material plan, program, policy, contract or arrangement maintained, sponsored or contributed to by either Seller and/or their Affiliates applicable to all or any portion of the Subsidiary Employees which (i) has not already been listed in Section 9.13(a), (b) or (c) of the Disclosure Schedule and (ii) provides for bonuses, pensions, deferred pay, stock or stock related awards, severance pay, salary continuation or similar benefits, hospitalization, medical, dental or disability benefits, life insurance or other employee benefits, or compensation to or for any current or former employees, agents, or independent contractors or any beneficiaries or dependents of any such person, whether or not insured or funded.

(e) (i) A true and correct copy of each such Pension Plan, Welfare Plan, Fringe Benefit Plan and each plan, program, policy, contract or arrangement listed in Section 9.13(d) of the Disclosure Schedule (hereinafter referred to collectively as “Seller Benefit Plans” or individually as a “Seller Benefit Plan”) has been furnished to Buyer, (ii) each such Seller Benefit Plan listed in Section 9.13(d) of the Disclosure Schedule complies in all material respects with all applicable local laws, including but not limited to the Code and ERISA, and any contract or labor, works council or collective bargaining agreement, and has been administered in all material respects in accordance with its terms; (iii) all contributions, premiums and other payments due from Seller, the Subsidiaries or any of their Affiliates to (or under) any Seller Benefit Plan through the date of this Agreement and as of the Closing have been fully paid or, to the extent not required to be paid on or before such date, have been fully provided for in accordance with applicable funding principles and requirements and will continue to be so paid or provided for until the Closing Date; and (iv) the Seller Benefit Plans which are intended to qualify under Section 401(a) of the Code have been submitted to and approved under Section 401(a) of the Code by the Internal Revenue Service or, alternatively, have submitted a determination letter request to the Internal Revenue Service prior to the expiration of the most recently expired applicable remedial amendment period with respect to any such ERISA Plan.

(f) Except as disclosed in Section 9.13(f) or Section 9.13(d) of the Disclosure Schedule, no employment, severance, compensation or benefit plan or contract provides for payments of benefits to any Johnson Polymer Employee, Tolling Employee or Subsidiary Employee on account of a change of ownership of the Business or as a result of any of the transactions contemplated by this Agreement.

9.14 Labor Matters.

(a) Section 9.14(a) of the Disclosure Schedule contains a complete list of the names of (i) each Johnson Polymer Employee and (ii) each Current Waxdale Employee

(the “U.S. Employees”), as of the date hereof, including information as to their position, job title, and current annual salaries (including bonus and commission rates). Section 9.14(a) of the Disclosure Schedule contains a description of any individual agreement relating to the employment of any U.S. Employee.

(b) To the extent permitted by Legal Requirements, Section 9.14(b) of the Disclosure Schedule contains a complete list of the names of (i) each of the Subsidiary Employees and any other employee of a non U.S. Affiliate of any Seller whose employment responsibilities are primarily related to the Business (the “Non-U.S. Employees”), as of the date hereof, including information as to their position, job title, and current annual salary (including bonus and commission rates). Section 9.14(b) of the Disclosure Schedule contains a description of any individual agreement relating to the employment of any Non-U.S. Employee.

(c) To the extent permitted by Legal Requirements, Section 9.14(c) of the Disclosure Schedule contains a list of: (i) all Non-U.S. Employees who are U.S. citizens or permanent residents of the U.S. (i.e. “expatriates”); (ii) the benefit, retirement, severance, separation and compensation (including deferred compensation) plans and arrangements in which each such employee participates or is eligible to participate (including any that provide or may provide benefits subject to the conditions of such plan); (iii) any funding or security arrangement established to pay or help assure the payment of benefits pursuant to such arrangements or pursuant to any individual agreement related to the employment of such individual; and (iv) whether, to the knowledge of Sellers, each such plan, arrangement or agreement permits or results in the deferral of compensation, within the meaning of Code section 409A.

(d) Except as set forth in Section 9.14(d) of the Disclosure Schedule, neither Seller nor any Subsidiary is a party to or bound by any union collective bargaining agreements or other similar labor contracts. Neither Seller nor any Subsidiary is, with respect to the Business, a party to any pending material arbitration or grievance proceeding or other claim relating to any such labor contract nor, to the Sellers’ knowledge, is any such action threatened. Except as set forth in Section 9.14(d) of the Disclosure Schedule, within the last five years, neither Seller nor any Subsidiary has experienced any union organization attempts or any work stoppage due to labor disagreements in connection with its Business, and there is currently no labor strike, dispute, request for representation, slow down or stoppage actually pending, or to the knowledge of the Sellers, threatened against or affecting either Seller or any Subsidiary nor a secondary boycott with respect to the products of the Business.

(e) Neither Seller nor any Subsidiary is bound by any court, administrative agency, tribunal, commission or board decree, judgment, decision, arbitration agreement or settlement relating to collective bargaining agreements, conditions of employment, employment discrimination or attempts to organize a collective bargaining unit which in any case may materially and adversely affect the Sellers, the Business or the Purchased Assets. The Sellers have no notice or knowledge of any material employment discrimination, worker safety or unfair labor practice or other employment-related investigation against either Sellers or any Subsidiary by a Governmental Authority.

9.15 Intellectual Property. Section 9.15 of the Disclosure Schedule contains a true and complete list of all patents, trademarks, trade names, service marks, copyrights and licenses thereof relating to the Business and all pending applications and applications to be filed therefor used in the operation of the Business, specifying whether such intellectual property rights are owned, controlled, used or held (under license or otherwise) by either or both of the Sellers, and also indicating which of such intellectual property rights are registered. Except as set forth in Section 9.15 of the Disclosure Schedule, all intellectual property shown as registered in Section 9.15 of the Disclosure Schedule has been properly registered, all pending registrations and applications have been properly made and filed and all annuity, maintenance, renewal and other fees relating to registrations or applications are current. Except as set forth in Section 9.15 of the Disclosure Schedule, (a) the Sellers and/or the Subsidiaries own or otherwise have the right to use all intellectual property rights which are material to the conduct of the Business, as it is currently being conducted and (b) to the Sellers’ knowledge, neither the Sellers nor any Subsidiary is infringing any intellectual property rights of any third party in the operation of the Business, nor is any other person infringing the Intellectual Property. Except as set forth in Section 9.15 of the Disclosure Schedule, (x) neither of the Sellers nor any Subsidiary has granted any license or made any assignment of any of the intellectual property rights listed on Section 9.15 of the Disclosure Schedule, and (y) to the knowledge of the Sellers, no other person has any right to use any of such intellectual property rights. Except as set forth on Section 9.15 of the Disclosure Schedule, neither of the Sellers nor any Subsidiary pays any royalties or other consideration in excess of $100,000 per year for the right to use any intellectual property rights of others in connection with the Business (other than “shrink wrap” software). Except as set forth in Section 9.15 of the Disclosure Schedule, there is no litigation pending or, to the knowledge of the Sellers, threatened to challenge the Sellers’ or the Subsidiaries’ right, title and interest with respect to its continued use and right to preclude others from using any of the intellectual property rights identified in Section 9.15 of the Disclosure Schedule.

9.16 Compliance with Legal Requirements. Johnson Polymer and the Subsidiaries and the operation of the Business by Johnson Polymer and the Subsidiaries and the use of the Purchased Assets are in compliance in all material respects with all applicable Legal Requirements. Except as set forth in Section 9.16 of the Disclosure Schedule, within the last two (2) years no notice from any governmental body has been served upon the Sellers, the Subsidiaries or upon any of the Purchased Assets claiming any violation or alleged violation of any Legal Requirement.

9.17 Accounts Receivable. All Receivables reflected on the Interim Balance Sheet and those existing as of the Closing Date and reflected in the Closing Net Asset Value Statement represent valid claims for bona fide, arms length sales of goods and services actually made by the Sellers in the Ordinary Course of Business, except as provided in Section 9.17 of the Disclosure Schedule with respect to Receivables from the Sellers (or either one of them), JohnsonDiversey, S.C. Johnson & Son, Inc. and/or any of their respective Affiliates.

9.18 Major Customers and Suppliers. Section 9.18 of the Disclosure Schedule sets forth a list of the ten largest customers of the Business for each of the fiscal years ended December 31, 2004 and December 30, 2005 (determined on the basis of the total dollar amount of net sales) showing the dollar amount of sales to each such customer during each such year. Section 9.18 of the Disclosure Schedule also sets forth a list of the ten largest suppliers of the Business in terms of dollar volume of purchases from such suppliers during such fiscal years.

9.19 Accounts Receivable Aging Schedules. Section 9.19 of the Disclosure Schedule sets forth accounts receivable aging schedules for all customers with outstanding balances over One Hundred Thousand Dollars ($100,000) as of December 31, 2004 and December 30, 2005.

9.20 Undisclosed Liabilities. None of the Subsidiaries has any liabilities that would be required to be reflected on a balance sheet prepared in accordance with GAAP, except for (a) liabilities set forth on the Interim Balance Sheet, including the notes thereto, (b) liabilities incurred in the Ordinary Course of Business since the Interim Balance Sheet Date (none of which results from, arises out of, or relates to any breach or violation of, or default under, a Contract or Legal Requirement), (c) liabilities reflected in the Closing Net Asset Value Statement, and (d) liabilities disclosed in Section 9.20 of the Disclosure Schedule.

9.21 Brokerage. Except for Goldman Sachs & Co. (whose fees will be the sole responsibility of JohnsonDiversey), no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement or the transactions contemplated hereby or thereby based upon any agreements, written, oral or otherwise made by or on behalf of the Sellers or any of their Affiliates.

9.22 Limitations on Representations and Warranties.

(a) NEITHER THE SELLERS, THE SUBSIDIARIES NOR THEIR REPRESENTATIVES HAVE MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OF ANY NATURE WHATSOEVER RELATING TO THE SELLERS, THE SUBSIDIARIES, THE PURCHASED ASSETS OR THE BUSINESS OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS SECTION 9.

(b) Without limiting the generality of the foregoing and except as otherwise noted in this Section 9, neither the Sellers nor their representatives have made, and shall not be deemed to have made, any representations or warranties in the materials relating to the Sellers, the Subsidiaries, the Purchased Assets or the Business made available to Buyer, including any materials available in the electronic data room, or in any presentation of the Business in connection with the transactions contemplated hereby, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations made available by the Sellers or their representatives are not and shall not be deemed to be or to include any representation or warranty.

10. Representations and Warranties of Buyer. Buyer represents and warrants to the Sellers as follows:

10.01 Corporate Organization. Buyer is a corporation validly existing under the laws of Germany. Buyer has all corporate power and corporate authority to own, operate and lease its respective properties and carry on its respective businesses as now conducted. Buyer is duly licensed and qualified to do business in and is in good standing under the laws of each jurisdiction where failure to do so would adversely affect the business of Buyer.

10.02 Authorization of Agreement. Buyer has all necessary corporate power and corporate authority to execute and deliver this Agreement and the other agreements which are to be executed by Buyer pursuant to the terms hereof, and to consummate the transactions provided for hereby and thereby and the execution and delivery of this Agreement and any such other agreement and which are to be executed by Buyer and the performance by it of the obligations to be performed hereunder and thereunder have been duly authorized by all necessary action on the part of Buyer. The execution and delivery of this Agreement and each other agreement to be executed by Buyer pursuant hereto, and the consummation of the transactions contemplated thereby, do not and will not conflict with or result in a breach of, or constitute a default under, (a) the terms or conditions of Buyer’s by-laws, or (b) any law, rule, regulation, statute, order, judgment or decree or any agreement or instrument to which Buyer is a party or by which Buyer or its assets are bound or affected. This Agreement is, and each other agreement and document to be executed by Buyer pursuant hereto will be when so executed, a valid and binding obligation of Buyer enforceable in accordance with their terms, except that enforcement may be limited by a bankruptcy, insolvency, reorganization, moratorium or other similar law affecting creditors rights generally and by general equitable principles.

10.03 Financing. Buyer currently has sufficient funds or has delivered to the Sellers an executed commitment letter from its lender indicating such lender’s commitment to extend financing to Buyer in an amount sufficient for purpose of financing the transactions contemplated by this Agreement. Buyer has complied with all applicable federal, state, local and international laws, rules or regulations (including securities laws and state blue sky laws) in connection with such financing activities. Buyer’s lender has completed its due diligence review of Buyer favorably. Buyer has no reason to believe financing for the transactions contemplated by this Agreement will not be obtained.

11. Mutual Covenants and Agreements.

11.01 Reporting Assistance Obligations of Buyer. Buyer shall use commercially reasonable efforts to assist the Sellers in preparing information for various authorities after the Closing Date to the extent that such information relates to the transactions contemplated by this Agreement, the Subsidiaries and/or the Purchased Assets.

11.02 Reporting Assistance Obligations of the Sellers. The Sellers shall use commercially reasonable efforts to assist Buyer in preparing information for various authorities after the Closing Date on the condition that such information relates to the transactions contemplated by this Agreement, the Subsidiaries, and/or the Purchased Assets.

11.03 Treatment of Taxes and Fees; Allocation of Income.

(a) All Taxes or filing fees relating to the transfer of the Purchased Assets or the Equity Interests pursuant to this Agreement (including, for the avoidance of doubt, HSR Act filing fees and other similar “merger control” filing fees and excluding any Taxes imposed with respect to any Seller’s gain or income from the sale of the Purchased Assets or the Equity Interests hereunder), shall be shared equally between Sellers, on the one hand, and Buyer, on the other hand. Unless a different period of notice is required under this Agreement, and subject to Section 11.03(h), the party that remits or deposits such Taxes or fees shall notify the other party at least ten (10) Business Days before such payments are due, or if such payment were due earlier, as soon as reasonably possible after being notified of the amount to be paid, and shall provide information related to such Taxes or fees as reasonably requested by the non-paying party.

(b) Except as provided in Section 11.03(a) above and subject to the procedures set forth in this Section 11.03, Sellers covenant with Buyer to promptly pay and indemnify and hold harmless Buyer (and/or at Buyer’s election any Subsidiary) from and against any Taxes or liability for any Taxes imposed on or with respect to the Subsidiaries, the Purchased Assets or the Business for any taxable period ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date (including, without limitation, any obligation to contribute to the payment of a Tax determined on a consolidated, combined or unitary basis with respect to the Subsidiaries) which have been paid by Buyer or a Subsidiary after the Closing. In the event that Sellers or the Subsidiaries, after taking into account payments made by the Subsidiaries on or before the Closing Date, have overpaid the amount of any Tax which Sellers have agreed to pay pursuant to this Agreement, Buyer shall pay Sellers the amount of such overpayment to the extent it has been refunded to Buyer (or any Subsidiary after the Closing Date) or applied to reduce the amount of Taxes that Buyer (or, after the Closing Date, any Subsidiary) would otherwise have been required to pay with respect to Taxes that Buyer has agreed to pay under this Agreement. For the avoidance of doubt, neither Buyer nor any Subsidiary shall have any obligation to pay Sellers any amount relating to the subsequent use of tax credits, net operating or other tax losses, or tax deductions that were available for carryover to Tax periods (and the portion of the Straddle Period) beginning after the Closing Date.

(c) For the purpose of this Agreement, the liability for Taxes relating to the Purchased Assets, the Subsidiaries and the Business for the portion of a Straddle Period ending on the Closing, shall be determined by assuming that the Straddle Period consisted of two taxable years or periods, one ending at the end of the Closing Date and the other starting at the beginning of the day following the Closing Date, and items relating to the Purchased Assets, the Business and the Subsidiaries for the Straddle Period were allocated between such two taxable years or periods as if the relevant books were closed at the close of business on the Closing Date, provided, however, that Taxes imposed on a periodic basis with respect to the assets of the Subsidiaries or the Purchased Assets (or otherwise measured by the level of any item), and any exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned between such two taxable years or periods on a daily basis.

(d) Except as otherwise provided in Section 11.03(a) above and subject to the procedures set forth in this Section 11.03, Buyer covenants with Sellers to promptly pay and indemnify and hold harmless Sellers from and against any Taxes or liability for any Taxes imposed on or with respect to the Subsidiaries, the Purchased Assets or the Business for any taxable period beginning after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date (including, without limitation, any obligation to contribute to the payment of a Tax determined on a consolidated, combined or unitary basis with respect to the Subsidiaries) which have been paid by Sellers after Closing. In the event that any Seller or its Affiliates makes an additional payment of any Tax for which Buyer has agreed to pay pursuant to this Agreement, Buyer shall promptly pay such additional payment to such Seller or its Affiliate upon receipt of notice from any Seller or apply such additional payment to reduce the amount of Taxes that any Seller or its Affiliate would otherwise have been required to pay with respect to Taxes that any Seller has agree to pay under this Agreement. Sellers shall pay to Buyer any Tax refund or Tax credit (including any tax credit carryforward) received by any Seller which relates to the Subsidiaries, the Purchased Assets or the Business and is attributable to any taxable period that begins after the Closing Date or, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date.

(e) Sellers shall, at Sellers’ expense, be responsible for preparing, or causing to be prepared, all Tax Returns required to be filed by any Subsidiary after the Closing Date with respect to the taxable periods ending on or prior to the Closing Date. Sellers shall submit to Buyer such returns, together with Sellers’ certification that such returns are accurate and complete within the requirements of applicable Legal Requirements, no less than twenty (20) Business Days before their respective due dates for Buyer’s review and approval (which approval shall not be unreasonably withheld). No later than four (4) Business Days before the payment of any Tax balance shown on such Tax Return is due, Sellers shall remit such amount to Buyer and Buyer shall timely file such returns and remit such Tax payments when due. Sellers shall, at Sellers’ expense, prepare and file, or cause to be prepared and filed, all Tax Returns, other than those required to be filed by any Subsidiary, with respect to the Business for taxable periods ending on or prior to the Closing Date that are due after the Closing Date and shall furnish a copy of such Tax Returns to Buyer within thirty (30) Business Days following the filing of such Tax Return. Buyer shall file or cause to be filed when due all Tax Returns with respect to the Business and the Subsidiaries with respect to any Straddle Period taxable years or periods ending after the Closing Date and shall submit a copy of such returns together with a statement showing the calculations used to allocate the amount of Tax on the return between Buyer and Sellers and the amount of Tax allocable to Sellers, no later than twenty (20) Business Days before their respective due dates for Sellers’ review and approval (which approval shall not be unreasonably withheld). No later than four (4) Business Days before any Tax payment with respect to such returns is due, Sellers shall remit to Buyers any unpaid amount allocable to Sellers. Buyer shall timely file such Tax Returns and timely pay any Tax due with respect to such returns. In the absence of written consent from the other party, all Tax Returns that Sellers or Buyer are required to prepare or file, or cause to be prepared or filed, in accordance with this paragraph (e)

shall be prepared in a manner consistent with the prior practice in preparing and filing similar Tax Returns unless otherwise required by applicable Tax laws. In the event of any disagreement between Sellers and Buyer as to the proper reporting of any item on any such Tax Return or calculation of Taxes for such Tax Return, Sellers and Buyer (after a good faith attempt to resolve such disagreement) shall submit such disagreement to the Accounting Firm whose determination as to the proper reporting of such item and calculation of Taxes shall be binding on Sellers and Buyer. Neither Sellers nor Buyer shall amend any Tax Return with respect to the Purchased Assets, the Business or the Subsidiaries filed with respect to periods ending on or before, or including, the Closing Date to take a position inconsistent with past practice in preparing and filing similar Tax Returns without the prior written consent of the other party.

(f) Buyer shall, at Buyer’s expense, be responsible for preparing, or causing to be prepared, and filing, or causing to be filed, all other Tax Returns required to be filed with respect to the Business and the Subsidiaries for taxable periods beginning after the Closing Date.

(g) Buyer shall give written notice to the Sellers of the initiation of any Contest relating to a Tax that is the Sellers’ responsibility under this Agreement within twenty (20) days from the date of receipt by Buyer of any written notice of such Contest. Sellers shall give written notice to Buyer of the initiation of any Contest for which Buyer has responsibility under this Agreement within twenty (20) days from the date of receipt by the Sellers of any written notice of such Contest. Buyer, on the one hand, and the Sellers, on the other hand, agree, in each case at no cost to the other party, to cooperate with the other and the other’s representatives in a prompt and timely manner in connection with any Contest. Such cooperation shall include, but not be limited to, making available to the other party, during normal business hours, all books, records, returns, documents, files, other information (including working papers and schedules), officers or employees (without substantial interruption of employment) or other relevant information necessary or useful in connection with any Contest requiring any such books, records and files. Provided that the Sellers acknowledge in writing the liability of Sellers under this Agreement to hold the Buyer and the Subsidiaries harmless against the full amount of any adjustment which may be made as a result of such Contest, the Sellers shall, at their election and at their expense, have the right to represent the interest of any of the Subsidiaries and/or the owner(s) of the Purchased Assets or the Business in any Contest relating to a Tax matter arising in a period ending on or before the Closing Date, to employ counsel of their choice and to control the conduct of such Contest, but only to the extent that such Contest relates solely to a potential adjustment for which the Sellers have acknowledged the liability of the Sellers and the issue underlying the proposed adjustment does not recur for any taxable period ending after the Closing Date. The Buyer also may participate in any such Contest and, if the Sellers do not assume the defense of any such Contest, the Buyer may control the Contest as it may deem appropriate. With respect to a proposed Tax assessment or claim for which either Sellers (as evidenced by their written acknowledgment hereunder) and Buyer or any Subsidiary could be liable, or which involves an issue that recurs for any period ending after the Closing Date (whether or not the subject of the Contest at such time), (i) both Buyer and the Sellers may participate in the Contest (at their own expense), and (ii) the Contest shall be controlled by the party that would bear the burden of the greater portion of the sum of the assessment or claim and any corresponding adjustments that may reasonably be anticipated for future taxable periods. In the case of any Contest governed by this Section 11.03(g), the controlling party shall have the authority to settle or compromise any proposed Tax claim or assessment; provided, however, that neither Buyer nor Sellers shall enter into any compromise or agree to settle any claim or assessment pursuant to any Contest which would adversely affect the other party without the written consent of the other party, which consent shall not be unreasonably withheld.

(h) The obligations of either Buyer or Sellers to provide timely notice in accordance with this Section 11.03 shall be waived with respect to any requirement to provide advance notice of a Tax payment if the amount of Tax for which the other party would be responsible is no more than $5,000, and with respect to any requirement to provide notice concerning any Contest, if the additional amount of Tax that would be borne by the other party were such Contest resolved against its favor (taking into account any corresponding adjustments that may reasonably be anticipated for future taxable periods) is reasonably expected to be no more than $5,000.

(i) The failure of either Buyer or Sellers to give timely notice to the other party in accordance with this Section 11.03 shall not relieve the other party of its obligations hereunder unless (and then only to the extent) such party is thereby prejudiced.

11.04 Assumption of Contracts. To the extent that any Contract of Johnson Polymer for which assignment to Buyer is provided herein is not assignable without the consent of another party or parties, this Agreement shall not constitute an assignment or an attempted assignment thereof if such assignment or attempted assignment would constitute a breach thereof. The Sellers and Buyer agree to use their commercially reasonable efforts (without any requirement on the part of either party to pay any money, assume any liability or otherwise agree to any change in the terms of any such contract) to obtain the consent of such other party to the assignment of any such Contract to Buyer in all cases in which such consent is or may be required for such assignment or to avoid a breach of such Contract. If any such consent is not obtained, then the Sellers agree to cooperate with Buyer in any reasonable arrangement designed to provide for Buyer the benefits intended to be assigned to Buyer under the relevant contract, including enforcement, at the cost and for the account of Buyer, of any and all rights of the Sellers (or the applicable Seller) against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise.

11.05. Notice of Breach. If, prior to the Closing Date, either of the Sellers or Buyer becomes aware of any breach of or inaccuracy with respect to a representation or warranty made in this Agreement by the Sellers or Buyer, respectively, the party discovering such breach or inaccuracy shall, promptly, give written notice to the Sellers or Buyer, as applicable, describing in reasonable detail the nature of such inaccuracy or breach.

11.06 Insurance. Buyer acknowledges and agrees that all insurance coverage provided with respect to the Business is provided for the benefit of the Business by JohnsonDiversey as part of a group coverage insurance program and that such insurance coverage shall not be transferred to Buyer and shall terminate with respect to the Business effective as of the Closing.

11.07 Cooperation on Taxes. Each party hereto shall provide to the respective other party hereto such cooperation and information as any of them reasonably may request in filing any Tax return, mandatory Tax return or claim for refund or for the preparation of any audit, litigation or other proceeding with respect to the Business. Such cooperation and information shall include providing copies of all relevant portions of relevant Tax returns and relevant records and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Each party will retain all Tax returns and all material records and other documents relating to Tax matters of the Subsidiaries or any permanent establishment or branch or operational office of any Subsidiary, during the Access Period. Thereafter, the party holding such Tax returns or other documents may dispose of them, provided that such party shall notify the other party prior to disposing of them and, upon request made within sixty (60) days after receipt of such notice, shall deliver such Tax returns and other documents to the other party at the other party’s expense.

12. Covenants and Agreements of Buyer.

12.01 Litigation Assistance. Following the Closing, from time to time upon either Seller’s written request, Buyer shall cooperate with and assist the Sellers (to the extent not subject to the Sellers’ indemnity rights hereunder, at the Sellers’ expense) in defending any claim or lawsuit relating to the Sellers’ operation of the Business or ownership of the Purchased Assets prior to the Closing. Except to the extent the Sellers have indemnity rights under Section 14 below, the Sellers shall reimburse Buyer for reasonable out-of-pocket expenses actually paid by Buyer to third parties in connection with providing the cooperation and assistance requested under this Section 12.01.

12.02 Access to Books and Records. Buyer shall maintain in a reasonably accessible place, during the Access Period, any Files and Records delivered hereunder and shall provide copies of such Files and Records to the Sellers or their representative(s) upon written request. Buyer shall notify the Sellers prior to disposing of any such Files and Records and, upon request made within 60 days after receipt of such notice, shall deliver such Files and Records to the Sellers at the Sellers’ expense.

12.03 Arrangements Regarding U.S. Employees.

(a) Johnson Polymer Employees.

(i) Offer of Employment to Johnson Polymer Employees. Prior to the Closing Date, Buyer shall make a Qualifying Offer to employ a substantial majority of the employees of Johnson Polymer listed on item 1 of Section 9.14(a) of the Disclosure Schedule, as modified to reflect employment changes made in the ordinary course of business between the date of the signing of this Agreement and the Closing Date, (all of such employees, regardless of whether an offer of employment is made, being referred to herein as the “Johnson Polymer Employees”). For purposes of this Agreement, an offer of employment with Buyer or one of its Affiliates shall be a “Qualifying Offer” if it provides for (1) job responsibilities that are comparable to those in effect for such employee immediately prior to the effective date of the offer, (2) compensation, bonus opportunity and employee benefits that are, in the aggregate, comparable to those in effect for such employee immediately prior to the effective date of such offer, (3) a principal workplace that is not more than fifty (50) miles distant from such employee’s principal workplace immediately prior to the effective date of the offer, and (4) is otherwise subject to the standard terms, conditions and policies of employment of Buyer or its Affiliate. Sellers and Buyer stipulate that, for purposes of this Agreement, the employee benefit plans, programs and policies generally available to employees of Buyer as of the date hereof are comparable, in the aggregate, to those in effect on such date for Johnson Polymer Employees under the employee benefit plans, programs and policies of the Sellers and their Affiliates.

Any Johnson Polymer Employee who is absent from work as of the Closing Date due to injury, disability or approved leave of absence, will be eligible to receive a Qualifying Offer of employment from Buyer hereunder (without discrimination due to the Johnson Polymer Employee’s being absent from work) only if, in the case of a Johnson Polymer Employee on injury or disability leave, the Johnson Polymer Employee obtains a medical release or other documentation reasonably satisfactory to Buyer which evidences the Johnson Polymer Employee’s ability to perform the essential functions of his regular work, with or without reasonable accommodation as of such employee’s expected date of returning to active employment, and the Johnson Polymer Employee returns to active employment no later than [a] if on a short-term disability or on an approved leave of absence under the Family and Medical Leave Act of 1993, as amended (“FMLA”), the last day on which the Johnson Polymer Employee may receive benefits under the provisions of the Johnson Polymer short-term disability plan or may be on approved leave under the FMLA, or [b] for all other approved leaves of absence including workers’ compensation leave, within six (6) months of the Closing Date. Johnson Polymer Employees who accept offers of employment (including Qualifying Offers of employment) and commence employment with Buyer or an Affiliate of Buyer (hereinafter referred to as “Transferred Johnson Polymer Employees”) shall become employees of Buyer or an Affiliate of Buyer as of the Closing Date or, for Johnson Polymer Employees who are absent from work on the Closing Date due to injury or disability or approved leave of absence, as of the date of their return to active employment as described in the previous sentence. Transferred Johnson Polymer Employees shall be offered participation in Buyer’s employee benefit plans and programs (including, without limitation, incentive compensation plans and programs) upon the same terms and conditions applicable to other similarly situated non-bargaining unit represented employees of Buyer or Buyer’s Affiliates with credit for years of service in accordance with the provisions of Section 12.03(e) below.

(ii) Johnson Polymer Employee Accepts an Offer of Employment from Buyer. Except as otherwise provided in Section 12.03(c), neither Sellers nor Buyer (nor their Affiliates) shall be obligated to provide any Severance Benefits to any Johnson Polymer Employee who accepts an offer of employment from Buyer or one of its Affiliates and becomes a Transferred Employee hereunder, even if such offer is not a Qualifying Offer of employment.

(iii) Johnson Polymer Employee Declines a Qualifying Offer of Employment from Buyer. Except as otherwise provided in Section 12.03(c), neither Sellers nor Buyer (nor their Affiliates) shall be obligated to provide any Severance Benefits to any Johnson Polymer Employee who receives a Qualifying Offer from Buyer or its Affiliates pursuant to the terms of Section 12.03(a)(i) above but who declines such Qualifying Offer.

(iv) Johnson Polymer Employee Who Does Not Receive A Qualifying Offer of Employment from Buyer. Notwithstanding Section 13.04, JohnsonDiversey or its Affiliates may solicit for employment and/or offer continued employment to any Johnson Polymer Employee who does not receive an offer of employment from Buyer or one of its Affiliates prior to the Closing Date. Except as provided in Section 12.03(c), neither Sellers nor Buyer (nor their Affiliates) shall be obligated to provide any Severance Benefits to any Johnson Polymer Employee who does not receive an offer of employment in accordance with this Section 12.03(a) above from Buyer or its Affiliates prior to the Closing Date but who as of the day immediately after the Closing accepts a position with JohnsonDiversey or one of its Affiliates or with the Buyer or one of its Affiliates. JohnsonDiversey or its Affiliates shall provide the Severance Benefits identified on Exhibit 12.03(a) hereto to any Johnson Polymer Employee who does not receive a Qualifying Offer of employment in accordance with Section 12.03(a)(i) above provided that such employee is not employed by JohnsonDiversey or its Affiliates, or by Buyer or one of its Affiliates, on the day immediately following the Closing Date. Buyer shall reimburse Johnson Polymer or its Affiliates, as the case may be, for the cost of any and all such Severance Benefits provided in accordance with Exhibit 12.03(a) hereto by Johnson Polymer or its Affiliates to any former Johnson Polymer Employee described in the prior sentence.

Notwithstanding the terms of Section 13.04 below, JohnsonDiversey or its Affiliates may solicit for employment and hire on, or after the day following, the Closing Date any Johnson Polymer Employee to whom Buyer does not extend an offer of employment prior to the Closing Date provided that [a] if JohnsonDiversey or one of its Affiliates hires any such Johnson Polymer Employee within six (6) months after the date of termination of employment for which Buyer reimbursed Johnson Polymer or its Affiliates for any Severance Benefits provided to such employee, then Sellers or their Affiliates shall reimburse Buyer for one hundred percent (100%) of the cost of such Severance Benefits which were reimbursed by Buyer, and [b] if JohnsonDiversey or one of its Affiliates hires any such Johnson Polymer Employee who received Severance Benefits for which Buyer reimbursed Johnson Polymer or its Affiliates more than six (6) months after the date of a termination of employment for which Buyer reimbursed Johnson Polymer or its Affiliates for any Severance Benefits provided to such employee, but less that eighteen (18) months after such termination date, then Sellers or their Affiliates shall reimburse Buyer for fifty percent (50%) of the cost of such Severance Benefits which were reimbursed by Buyer. The parties agree to in good faith determine the timing of payment and/or reimbursement of the Severance Benefits by Sellers and their Affiliates and Buyer hereunder.

(v) Johnson Polymer Employee Receives Offer For a Set Term. An offer of employment from Buyer in accordance with this Section 12.03(a) shall be an “Offer For a Set Term” if it is limited, by its express terms, to a predetermined period of less than two years measured from the effective date of the offer. Except as provided in Section 12.03(c), neither Sellers nor Buyer (nor their Affiliates) shall be obligated to provide any Severance Benefits to any Johnson Polymer Employee who accepts an offer of employment from Buyer, even if such offer is an Offer for a Set Term. Neither Sellers nor Buyer shall be obligated to provide any Severance Benefits to any Johnson Polymer Employee who receives a Qualifying Offer from Buyer or its Affiliates but who declines such Qualifying Offer, even if the offer is an Offer for a Set Term.

Notwithstanding the terms of Section 13.04 below, JohnsonDiversey or its Affiliates may solicit for employment and hire any Johnson Polymer Employee who declines an Offer for a Set Term that does not otherwise meet the requirements for a Qualifying Offer. JohnsonDiversey or its Affiliates shall provide the Severance Benefits identified on Exhibit 12.03(a) hereto to any Johnson Polymer Employee who declines an Offer for a Set Term that does not otherwise meet the requirements for a Qualifying Offer, provided that such Johnson Polymer Employee is not employed by JohnsonDiversey or its Affiliates, or by the Buyer or one of its Affiliates, on the day immediately following the Closing Date. Buyer shall reimburse Sellers or their Affiliates, as the case may be, for the cost of any and all such Severance Benefits provided by Sellers or their Affiliates to any former Johnson Polymer Employee described in the prior sentence.

If JohnsonDiversey or one of its Affiliates hires any such Johnson Polymer Employee following the day after the Closing and within six (6) months of the Closing, then Sellers shall reimburse Buyer for one hundred percent (100%) of the cost of any Severance Benefits which were reimbursed by Buyer with respect to such Johnson Polymer Employee, and (y) if JohnsonDiversey or one of its Affiliates hires any such Johnson Polymer Employee more than six (6) months after the Closing but less that eighteen (18) months after the Closing, then Sellers shall reimburse Buyer for fifty percent (50%) of the cost of any Severance Benefits which were reimbursed by Buyer with respect to such Johnson Polymer Employee. The parties agree to in good faith to determine the timing of payment and/or reimbursement of the Severance Benefits by Sellers and their Affiliates and Buyer hereunder.

(b) Tolling Employees.

(i) Offer of Employment to Tolling Employees. As of the date indicated below, Buyer may make, but shall not be obligated to make, an offer to employ the Current Waxdale Employees who continue to remain employed in support of the Toll Manufacturing Agreement and each other person who (as permitted under the Toll Manufacturing Agreement) is employed by Johnson Polymer, JohnsonDiversey or any of their respective Affiliates after the date hereof and works in support of the Toll Manufacturing Agreement (collectively, the “Tolling Employees”). Such offer of employment shall be made at least thirty (30) days prior to the date on which such employee’s employment with Johnson Polymer, JohnsonDiversey or any of their Affiliates ends as a result of the termination of the Toll Manufacturing Agreement (the “Toll Manufacturing Agreement Termination Date”), or the termination of such employee’s employment by Johnson Polymer, JohnsonDiversey or any of their Affiliates as a result of the transfer of work to Buyer (collectively, a “Tolling Employee’s Termination Date”). Sellers and Buyer stipulate that, for purposes of this Agreement, the employee benefit plans, programs and policies generally available to employees of Buyer as of the date hereof are comparable, in the aggregate, to those in effect on such date for the Tolling Employees under the employee benefit plans, programs and policies of the Sellers and their Affiliates.

Any Tolling Employee who is absent from work as of the Tolling Employee’s Termination Date, due to injury, disability or approved leave of absence, shall be offered employment hereunder (without discrimination due to the Tolling Employee’s being absent from work) only if, in the case of a Tolling Employee on injury or disability leave, the Tolling Employee obtains a medical release or other documentation reasonably satisfactory to Buyer which evidences such employee’s ability to perform the essential functions of his regular work, with or without reasonable accommodation as of such employee’s expected date of return to active employment, and the Tolling Employee returns to active employment no later than [a] if on a short-term disability or on an approved leave of absence under the FMLA, the last day on which the Tolling Employee may receive benefits under the provisions of the JohnsonDiversey short-term disability plan or may be on an approved leave pursuant to the FMLA, or [b] for all other approved leaves of absence including workers’ compensation leave, within six (6) months of the Tolling Employee’s Termination Date. Tolling Employees who accept offers of employment and commence employment with Buyer or one of its Affiliates (hereinafter referred to as “Transferred Tolling Employees” or, together with Transferred Johnson Polymer Employees, “Transferred U.S. Employees”) shall become employees of Buyer or its Affiliates as of the Tolling Employee’s Termination Date or, for Tolling Employees who are absent from work on the Tolling Employee’s Termination Date, due to injury or disability or approved leave of absence, as of the date of their return to active employment as described in the previous sentence. Transferred Tolling Employees shall be offered participation in Buyer’s or its Affiliates employee benefit plans and programs (including, without limitation, incentive compensation plans and programs) upon the same terms and conditions applicable to other similarly situated non-bargaining unit represented employees of Buyer or its Affiliates with credit for years of service in accordance with the provisions of Section 12.03(e) below.

(ii) Tolling Employee Receives and Accepts an Offer of Employment With Buyer. Except as otherwise provided in Section 12.03(c), neither JohnsonDiversey nor Buyer (nor their Affiliates) shall be obligated to provide any Severance Benefits to any Tolling Employee who accepts an offer of employment with Buyer or one of its Affiliates, even if such offer is not a Qualifying Offer.

(iii) Tolling Employee Declines a Qualifying Offer. Except as otherwise provided in Section 12.03(c), neither JohnsonDiversey nor Buyer (nor their Affiliates) shall be obligated to provide any Severance Benefits to any Tolling Employee who receives a Qualifying Offer from Buyer or its Affiliates in accordance with this Section 12.03 but who declines such Qualifying Offer.

(iv) Tolling Employee Does Not Receive A Qualifying Offer of Employment From Buyer. Notwithstanding Section 13.04, JohnsonDiversey or its Affiliates may solicit for employment, and/or offer continued employment to, any Tolling Employee who does not receive an offer of employment from Buyer prior to the Tolling Employee’s Termination Date. Except as provided in Section 12.03(c) below, neither Sellers (nor their Affiliates) nor Buyer (nor its Affiliates) shall be obligated to provide any Severance Benefits to any Tolling Employee who as of the day immediately after the Tolling Employee’s Termination Date accepts a position with JohnsonDiversey or one of its Affiliates, or with the Buyer or one of its Affiliates. JohnsonDiversey or its Affiliates shall provide the Severance Benefits identified on Exhibit 12.03(a) hereto to any Tolling Employee who does not receive a Qualifying Offer of employment from Buyer hereunder, provided that such employee is not employed by JohnsonDiversey or its Affiliates, or with Buyer or one of its Affiliates, on the day immediately following the Tolling Employee’s Termination Date. Buyer shall reimburse JohnsonDiversey or its Affiliates, as the case may be, for the cost of any and all such Severance Benefits provided by JohnsonDiversey or its Affiliates, as the case may be, to any former Tolling Employee described in the prior sentence in accordance with Exhibit 12.03(a) hereto.

Notwithstanding the terms of Section 13.04 below, JohnsonDiversey or its Affiliates may solicit for employment and hire any Tolling Employee who does not receive an offer of employment with Buyer for a period commencing on the Tolling Employee’s Termination Date of such employee provided that if JohnsonDiversey, or one of its Affiliates rehires any such Tolling Employee within six (6) months of the date of a termination of employment for which Buyer reimbursed JohnsonDiversey or its Affiliates for any Severance Benefits provided to such employee, then Sellers or their Affiliates shall reimburse Buyer for one hundred percent (100%) of the cost of such Severance Benefits which were reimbursed by Buyer, and if JohnsonDiversey or one of its Affiliates rehires any such Tolling Employee more than six (6) months after the date of a termination of employment for which Buyer reimbursed JohnsonDiversey or its Affiliates for any Severance Benefits provided to such employee, but less that eighteen (18) months after such termination date, then Sellers or their Affiliates shall reimburse Buyer for fifty percent (50%) of the costs of such Severance Benefits which were reimbursed by Buyer. The parties agree to in good faith to determine the timing of payment and/or reimbursement of the Severance Benefits by Sellers and their Affiliates and Buyer hereunder.

(c) Severance Benefits.

(i) Subject to the terms of Sections 12.03(a) and (b) above, for every Transferred U.S. Employee whose employment is terminated by Buyer or its Affiliates without Cause (as defined below) on or prior to the second anniversary of the commencement of such Transferred U.S. Employee’s employment with Buyer or its Affiliates, Buyer or its Affiliates shall provide such Transferred U.S. Employee with Severance Benefits in accordance with Exhibit 12.03(c) hereto.

(ii) Notwithstanding any provision of this Agreement to the contrary, Transferred Johnson Polymer Employees working at Renaissance Park in areas directly related to the performance of the services under the Toll Manufacturing Agreement, which employees are identified on Exhibit 12.03(c)(ii) hereto, will be eligible for Severance Benefits which are at least as generous as those identified on Exhibit 12.03(c) hereto from Closing through the day after the Toll Manufacturing Agreement Termination Date.

(iii) Notwithstanding any provision of this Agreement to the contrary but subject to Sellers’ obligation to reimburse Buyer in the circumstances described above in Sections 12.03(a)(iv) and (v) and 12.03(b)(iv), Buyer shall reimburse Johnson Polymer, JohnsonDiversey and their Affiliates for any Severance Benefits which are determined in good faith by Johnson Polymer, JohnsonDiversey and their Affiliates to be payable as a result of a claim made by any Johnson Polymer Employee or any Tolling Employee, and which are paid, to any Johnson Polymer Employee or any Tolling Employee who does not receive a Qualifying Offer from Buyer or one of its Affiliates in connection with the transactions contemplated by this Agreement and/or who becomes a Transferred U.S. Employee. Seller shall notify Buyer immediately upon receipt of a claim for Severance Benefits from any Johnson Polymer Employee or Tolling Employee who has received an offer of employment from Buyer under

Section 12.03(a) above or 12.03(b) above. If within thirty (30) days after receiving such notification, Buyer requests Johnson Polymer, JohnsonDiversey or its Affiliates to refrain from paying such Severance Benefits, then such company shall refrain from paying such Severance Benefits and Buyer shall indemnify such company for any damages arising therefrom including Severance Benefits, attorneys fees and costs. If Johnson Polymer, JohnsonDiversey or its Affilates, as appropriate, do not receive a request from Buyer to refrain from paying Severance Benefits within thirty (30) days after receiving such notification, Johnson Polymer, JohnsonDiversey or its Affiliates may pay such Severance Benefits and Buyer shall reimburse the same as provided in this Section 12.03(c)(iii).

(iv) Notwithstanding anything in this Agreement to the contrary, no such Severance Benefits shall be provided if a Transferred U.S. Employee’s employment with Buyer or one of its Affiliates is terminated for “Cause” which for purposes of this section shall be defined as [a] fraud or embezzlement against the Buyer or its Affiliates, falsification of records or similar acts; [b] gross neglect of, or a gross failure to perform, substantial job duties, [c] commission of a felony crime, or [d] demonstrated substance abuse. Buyer also shall or shall cause its Affiliates to provide Severance Benefits (in accordance with Exhibit 12.03(a) hereto) if a Transferred U.S. Employee resigns from employment with the Buyer or its Affiliates within twenty-four (24) months after the commencement of such Transferred U.S. Employee’s employment with Buyer or its Affiliates because a condition of such Transferred U.S. Employee’s continued employment with Buyer is a relocation of such employee’s principal work place of greater than fifty (50) miles. Except as otherwise provided in this Agreement, Buyer shall indemnify Sellers and their Affiliates and hold them harmless from and against any claims made for Severance Benefits, termination pay or allowance or pay in lieu of notice arising out of the termination of the employment of any Transferred U.S. Employee after the Closing Date.

(d) Pre-Closing Compensation. Buyer or its Affiliates shall pay all outstanding wages and other remuneration due to Johnson Polymer Employees with respect to their services as employees of Johnson Polymer or any of its Affiliates through the close of business on the Closing Date, including the pro rata portion of any bonus payments or other incentive compensation and all vacation pay earned prior to the Closing Date, provided that Sellers pay in advance to Buyer all such amounts prior to Buyer’s payment to the extent such amounts are not already included in the Closing Net Asset Value Statement. Notwithstanding any provision of this Section, Sellers’ and Buyer’s respective contributions toward payment of amounts due under the Retention Bonus Arrangements described in Section 12.03(l) below will be governed by Section 12.03(l).

(e) Prior Service Credits. Except as otherwise expressly provided for in this Agreement, Transferred U.S. Employees shall receive credit for their prior service with Johnson Polymer or any of its Affiliates (including service with any predecessor company) for all purposes under Buyer’s benefit plans including, without limitation, Buyer’s vacation, severance, short-term disability and life insurance plans; provided, however, that Transferred U.S. Employees shall not receive credit for prior service with Sellers for the purpose of determining credited service for benefit accruals under the Buyer’s defined benefits plans or for the purpose of determining employer contributions or other subsidies under Buyer’s post-retirement medical plan.

(f) Health Care Plans. Transferred U.S. Employees and their respective qualifying dependents who are covered under Seller Health Plans as of the Closing shall be eligible to participate in Buyer’s health care plans as of the date of the commencement of such Transferred U.S. Employee’s employment with Buyer. To the extent that any health care benefit plan in which any Transferred U.S. Employee participates after the Closing Date (i) imposes any pre-existing condition limitation, such condition shall be waived, or (ii) has a deductible or requires a co-payment that is subject to a maximum out-of-pocket limitation, each Transferred U.S. Employee will receive credit toward any such co-payments and deductibles under such health care plan of Buyer or its Affiliates for any costs paid by the Transferred U.S. Employee under the applicable Seller Health Plan during the portion of the relevant plan year or other period preceding the commencement of the Transferred U.S. Employee’s employment with Buyer or its Affiliates.

(g) Flexible Spending Accounts. Subject to a mutually agreeable transfer of account balances from Seller’s medical and dependent care flexible spending account plans (“Seller’s Section 125 Plan”) to a flexible spending account plan of Buyer or one of its Affiliates, Buyer shall (i) cover the Transferred U.S. Employees under a medical and dependent care flexible spending account plan sponsored by Buyer or one of its Affiliates (“Buyer’s Section 125 Plan”) as of the date that such Transferred U.S. Employees become employed by Buyer under this Section 12.03 (except for Transferred U.S. Employees who elect COBRA continuation coverage under Seller’s Section 125 Plan), (ii) recognize the elections that each such Transferred U.S. Employee had in effect under Seller’s Section 125 Plan for the calendar year in which such Transferred U.S. Employee becomes covered under Buyer’s Section 125 Plan, (iii) cause Buyer’s Section 125 Plan to assume the account balances associated with each Transferred U.S. Employee’s flexible spending accounts under Seller’s Section 125 Plan, and (iv) be responsible for reimbursement of all previously unreimbursed reimbursable medical and dependent care claims incurred by Transferred U.S. Employees in such calendar year (subject to the terms of Buyer’s Section 125 Plan). In consideration of any such assumption of the Transferred U.S. Employees’ flexible spending accounts under Buyer’s Section 125 Plan, Johnson Polymer shall transfer to Buyer a cash amount equal to the aggregate net positive balance, if any, of all accounts assumed by Buyer’s Section 125 Plan under this Section 12.03(g), as of the date of such assumption. To the extent that a mutually agreeable transfer of the account of any Transferred U.S. Employee is not effected, Sellers shall retain all liability and obligations relating to the rights and account of such Transferred U.S. Employee under Seller’s Section 125 Plan.

(h) Defined Benefit Pension Plans. Sellers shall remain liable for all benefits accrued by the Johnson Polymer Employees and the Tolling Employees under any Pension Plans which are intended to qualify under Section 401(a) of the Code and which constitute a defined benefit plan within the meaning of ERISA Section 3(35) (collectively, the “Seller Defined Benefit Plans”) as of the date such individuals become Transferred U.S. Employees and commence employment with Buyer. Johnson Polymer shall fully vest (or shall cause its Affiliates to fully vest) all Transferred U.S. Employees in their accrued benefits under the Seller Defined Benefit Plans as of the date such individuals become Transferred U.S. Employees. Service of the Transferred U.S. Employees recognized under the Seller Defined Benefit Plans as of the date such individuals become Transferred U.S. Employees shall be credited to the Transferred U.S. Employees as eligibility and vesting service (but not as credited service) under any defined benefit pension programs contributed to or maintained by Buyer and its Affiliates for which a Transferred U.S. Employee may be eligible.

(i) Defined Contribution Plans.

(i) As of the date Johnson Polymer Employees or Tolling Employees become Transferred U.S. Employees in accordance with Sections 12.03(a) and (b) above, the Transferred U.S. Employees shall cease active participation in any Seller Pension Plans which are intended to qualify under Section 401(a) of the Code and which constitute a defined contribution plan within the meaning of ERISA Section 3(34) (the “Seller Defined Contribution Plans”) and Buyer will take, or cause to be taken, all action as may be necessary to cause such Transferred U.S. Employees to become participants in a defined contribution plan established or to be established by Buyer (the “Buyer Defined Contribution Plan”) as of such date, subject to any applicable age and service requirements. Service of each Transferred U.S. Employee recognized under terms of Seller’s Defined Contribution Plan for periods prior to the Closing Date shall be credited to the Transferred U.S. Employee for all purposes (including eligibility and vesting) under the Buyer Defined Contribution Plan. In accordance with the terms of the Seller Defined Contribution Plan, Transferred U.S. Employees will be fully vested in their accrued benefits under such plan as of the date of their separation from service with the applicable Seller or its Affiliate.

(ii) Buyer and Johnson Polymer may agree to allow Transferred U.S. Employees who are participants in a Seller Defined Contribution Plan to elect direct rollover distributions from such Seller Defined Contribution Plan to a Buyer Defined Contribution Plan, which directed rollover may include any loan notes outstanding as of the time of such distribution from such Seller Defined Contribution Plan in accordance with Section 402 of the Code. In order to rollover an outstanding loan note, a Transferred U.S. Employee may be required to execute [a] an acknowledgement that the Buyer Defined Contribution Plan will be substituted for the applicable Seller Defined Contribution Plan as the obligee of the loan note, [b] a payroll authorization form and [c] any other forms deemed necessary by the plan administrator for the Buyer Defined Contribution Plan. All directed rollovers between the Seller Defined Contribution Plan and any Buyer Defined Contribution Plan will be in the form of cash and/or loan notes, as described herein. No other assets shall be transferred from the Seller Defined Contribution Plan to the Buyer Defined Contribution Plan other than as specified herein.

(j) Incentive Compensation. With respect to the calendar year in which a Johnson Polymer Employee or Tolling Employee becomes a Transferred U.S. Employee, Sellers shall be responsible for and shall pay, or cause to be paid, to each Transferred U.S. Employee who is eligible for an award under Seller’s incentive compensation plans, a cash incentive compensation award equal to the pro rata portion of the incentive compensation award that such Employee would have received under Seller’s incentive compensation plan for the portion of such calendar year prior to the date the Johnson Polymer Employee or Tolling Employee becomes a Transferred U.S. Employee.

(k) Unemployment Compensation Matters. Buyer shall not request successor status with respect to Johnson Polymer’s Unemployment Compensation Reserve

Account Balance in any State in the U.S. without the prior written consent of Sellers, which consent shall not be unreasonably withheld. In accordance with Section 11.07 above, Buyer and Sellers shall cooperate in complying with all applicable federal, state and local employer Tax and reporting requirements, including those set forth in Revenue Procedure 2004-53, 2004-34 I.R.B. 320, as they pertain to the U.S. Employees and the Non-U.S. Employees. Buyer and Sellers agree to cooperate in formulating and implementing such mutually acceptable, legally permissible employment Tax procedures that are expected to reduce the amount of Taxes payable by either party or affected employees, provided they do not materially increase the Taxes payable by either party or the employee; provided further however that to the extent Sellers incur third party costs in connection with formulating and implementing permissible employment Tax procedures that are intended or expected to reduce the amount of Taxes payable by a party or an employee, then Buyer shall pay for or reimburse the Sellers for such additional costs.

(l) Retention Bonuses. Sellers, on the one hand, and Buyer, on the second hand, acknowledge that certain Johnson Polymer Employees will or have been offered retention bonuses pursuant to the terms of agreements or plans of Sellers (the “Retention Bonus Arrangements”). Pursuant to the terms and conditions of the Retention Bonus Arrangements, certain eligible Johnson Polymer Employees may earn a bonus if they remain employed with Seller, a Subsidiary, Buyer or one of Buyer’s Affiliates, as the case may be, at Closing or after a certain period after Closing. Exhibit 12.03(l) attached hereto lists each individual Johnson Polymer Employee or Non-U.S. Employee covered by such Retention Bonus Arrangements, together with the amount potentially due, and the terms and conditions of payment relating to each such covered employee. Sellers on the one hand and Buyer on the second hand agree to each pay one-half of the aggregate cost of the bonuses earned under the Retention Bonus Arrangements. To the extent Sellers or Buyer pay greater than one-half of the amount of any earned bonus under the Retention Bonus Arrangements, the party paying less than one-half of such amount shall reimburse the other party for the portion of such amount exceeding one-half of such cost within twenty (20) days of such overpayment.

12.04 Arrangements Regarding Non-U.S. Employees.

(a) Continued Employment of Non U.S. Employees. Seller and Buyer accept and agree that wherever legally permissible or required, Non-U.S. Employees shall become employees of Buyer or its Affiliates (or shall remain employees of the applicable Affiliate of Seller) by operation of applicable laws or regulations (“Transfer Provisions”) or pursuant to the terms of this Section 12.04 and of any necessary Transfer Agreement relating to that jurisdiction. Where such transfer is not possible in the manner described in the preceding sentence, Buyer or its applicable Affiliate shall offer the Non-U.S. Employees employment in accordance with the procedures required by applicable law to effectuate their employment with Buyer or its Affiliates commencing on the Closing, provided that any such offer of employment shall provide for wages and salaries that are no less than the wages and salaries paid to such Non-U.S. Employees by Seller or its Affiliates immediately prior to Closing and employee benefit plans and fringe benefits that are reasonably comparable in the aggregate to the employee benefit plans and fringe benefits provided by Seller and its Affiliates immediately prior to Closing. If Transfer Provisions apply to any Non-U.S. Employee, the contract of employment of each Non-U.S. Employee shall have effect at the Closing as if originally made between the Non-U.S. Employee and Buyer or its applicable Affiliate.

(b) The parties agree that the transfer of Equity Interests in the Subsidiaries as a result of the transactions contemplated hereunder shall not constitute a severance of the employment for any of the employees of the Subsidiaries and that Buyer will cause each of the Subsidiaries to continue the employment of its employees from and after the Closing.

(c) Employees who become employed by Buyer or its Affiliates pursuant to this Section 12.04 or who remain employees of the applicable Subsidiary after the Closing shall be referred to as “Transferred Non-U.S. Employees.”

(d) For a period of twelve (12) months after the Closing, Buyer shall ensure that the Subsidiaries maintain with respect to the Subsidiary Employees terms and conditions of employment which, in the aggregate for each Subsidiary Employee, comparable in the aggregate to the terms and conditions of employment (including all compensation and benefits) provided to them immediately prior to the Closing. For every Transferred Non-U.S. Employee whose employment is terminated without cause on or prior to the anniversary of the Closing Date, Buyer shall ensure that such Transferred Non-US Employee receives Severance Benefits which are at least as generous as those provided under the applicable Seller company severance program as of the date hereof.

12.05 Pension Indemnity.

(a) If and to the extent that the Pension Liabilities transferred to or assumed by Buyer and its Affiliates as result of the transactions contemplated hereunder, exceed the sum of any cash, the fair market value of the other external pension assets, the policy reserves of insurance contracts used for financing Pension Arrangements, transferred to or assumed by Buyer and the book provisions recognized in the Closing Net Asset Value Statement, as determined as of the Closing Date that are assumed by the Buyer or transferred to pension arrangements of Buyer as a result of the transactions contemplated hereunder (hereinafter referred to as the “Transferred Amounts”), Seller agrees to indemnify Buyer for such excess amount (such excess hereinafter referred to as “Buyer Pension Indemnification Amount”). Sellers agree to pay Buyer in cash the Buyer Pension Indemnification Amount as soon as practicable but not later than 30 days after the date of the actuarial determination which fixes the Pension Liabilities. If the Transferred Amounts exceed the Pension Liabilities, Buyer agrees to indemnify Sellers for such excess amount (such excess amount hereinafter referred to as “Seller Pension Indemnification Amount”). Buyer agrees to pay Sellers in cash the Seller Pension Indemnification Amount as soon as practicable but not later than 30 days after the date of the actuarial determination which fixes the Pension Liabilities. Interest from the Closing Date to the date of payment, at the Applicable Rate compounded annually, shall be paid along with the Buyer Pension Indemnification Amount or Seller Pension Indemnification Amount, as applicable. Currency rates are applicable as of the Closing Date. Sellers and Buyer jointly shall provide Sellers’ and Buyer’s actuaries with all relevant plans and employee census information needed to calculate the Pension Liabilities within forty-five (45) days after Closing. The Pension Liabilities shall be determined by mutual agreement between Sellers and Buyer within one hundred eighty (180) days after their actuaries’ receipt of said information. If Sellers and Buyer cannot agree on the amount of the Pension Liabilities within said one hundred eighty (180) day period, the Sellers and Buyer shall appoint within five (5) days a mutually acceptable actuary who shall review their calculations and within forty-five (45) days after appointment, render a final and binding decision on the amount of the Pension Liabilities and who shall, in making such decision, be limited on a plan by plan basis to either the position of Sellers or Buyer. The cost of the actuary shall be borne jointly by Sellers and Buyer. In connection with the procedures referred to herein, Sellers and Buyer shall provide each other and the actuaries referred to herein access to the relevant business records and other relevant documents, and shall permit the other party to consult with its employees and the employees of its Affiliates.

(b) The indemnifications provided for in this Section 12.05 above are separate and apart from any other indemnification provision of this Agreement. Any payment made by Sellers or by Buyer pursuant to this Section 12.05 shall be treated as an adjustment of the purchase price.

(c) In the event any of the Subsidiaries participates in a group pension arrangement, if a transfer of Pension Liabilities shall be made from a group pension arrangement to a pension arrangement of the Buyer, Sellers and Buyer agree to use their best endeavors to procure that any necessary approval of the appropriate regulatory authority and the trust fund and the administrator of the plan and the insurance company of the group pension arrangement and the (former) employee and their relatives (when applicable and necessary under applicable laws of the country of residence of the employees or former employees or their relatives or insurance company or trust fund or administrator of the pension plan) is obtained as soon as reasonably practicable after the expiry of the Sellers’ participation period in the group pension arrangement. If the Buyer becomes responsible for meeting any Pension Liabilities accrued prior to Closing under a group pension arrangement following transfer of such liabilities, Sellers shall use their best endeavors to ensure that assets held in trust funds or insurance contracts in respect of such liabilities are transferred to suitable pension arrangements of the Buyer. Sellers will endeavor to ensure that such asset transfers shall be equivalent to such amount required under locally applicable transfer law and regulations as determined at the expiry date of Sellers’ participation period (the “Group Pension Transfer Amount”) to the extent that such requirements exist under locally applicable transfer law and regulations. Buyer will endeavor that the pension arrangements to which a transfer of Pension Liabilities and corresponding plan assets have to be made under this Section 12.05 will comply with all relevant laws and regulations, such that the transfer of Pension Liabilities and corresponding plan assets can be made by the trust fund or insurance company without violating any law or regulation. Interest on the Group Pension Transfer Amount from the expiry date of the Sellers’ participation period to the date of transfer at the Applicable Rate compounded annually shall be transferred along with the Group Pension Transfer Amount.

(d) In the event that, during the period of temporary continued participation of transferred employees in a group pension arrangement of Seller after the Closing Date, a contribution or premium is paid in respect of Pension Liabilities that is subsequently assumed by the Buyer, and in the event that the Group Pension Transfer Amount is only based on accrued pensions up to the Closing Date and not on accrued pensions, including pensions accrued during the period of temporary participation, then Sellers shall use their best endeavors to ensure that the amount of these premiums or contributions, including appropriate interest, is transferred to the Buyer’s pension arrangements, less reasonable deduction for administrative costs and premiums for risks coverage during that transitional period to the extent these are not included in the contribution or premium paid, as determined by mutual agreement of Sellers and Buyer and based on the regular actuarial and operational rules of the respective trust fund or insurance company. In the event any such transfer for post-Closing contributions or premiums, or interest thereon, less reasonable deduction for administrative costs and premiums for risks coverage during the transitional period to the extent these are not included in the contribution or premium paid, should be made on the basis of the foregoing sentence under this Section 12.05(d) but cannot be made for any reason, Sellers shall make a direct cash payment to Buyer to reimburse Buyer for any such amounts. Such payment will be within thirty (30) days after Buyer’s notification to Sellers.

(e) In transferring Pension Liabilities from any group pension arrangement to the pension arrangement of Buyer, Sellers and Buyer shall comply with all applicable legal requirements.

(f) If under local requirements the consent of an (former) employee and his relatives is required to a transfer of Pension Liabilities, such consent shall be sought by Sellers and Buyer.

(g) Sellers guarantee that the Pension Arrangement which has been newly established in the Netherlands for the employees and former employees of Johnson Polymer B.V. (the “New Dutch Plan”) has a design as described in the information made available in the data room and the subsequent Q & A-process (the “Dutch Pension Information”) and that the New Dutch Plan is in accordance with all legal regular requirements.

Sellers guarantee in respect of Pension Liabilities of the pensioners and the vested terminated employees’ of Johnson Polymer B.V. in the Netherlands, that (i) an insurance policy is in place on the Closing Date which will provide sufficient assets to cover all its Pension Liabilities to the extent transferred to or assumed by Sellers; Seller will purchase annuities at the current pension level, whereby future indexation of pensions will be paid, only if and insofar excess investment return on the assets will allow, or (ii) Sellers will pay to Buyer sufficient assets for legally settling the Pension Liabilities by way of purchasing annuities at the current pension level, whereby future indexation of pensions will be paid, only if and insofar excess investment return of assets will allow, to the extent transferred to or assumed by Sellers, via an insurance premium to a respectable insurance company, which is jointly selected by Sellers and Buyer or (iii) Sellers have established a pension fund for the New Dutch Plan with sufficient assets to pay the insurance premium for legally settling the Pension Liabilities by way of purchasing annuities at the current pension level, whereby future indexation of pensions will be paid only if and insofar excess investment return of assets will allow, to the extent that these are not transferred to or assumed by Sellers, and that the respective transfer of liabilities and assets of such fund to an insurance company will be carried out in complete accordance with all regulatory and supervisory requirements. For all pensioners and the vested terminated employees’ of Johnson Polymer B.V. in the Netherlands, who do not consent to the transfer of their pension entitlement to New Dutch Plan, Sellers will continue to be responsible for the Pension Liabilities.

(h) Sellers shall use their best endeavours to induce all employees in Taiwan to consent to change their retirement benefits promise from defined benefit to defined contribution. In the event the employees in Taiwan do not accept such change, Sellers and Buyer agree that the book provision representing the accrued benefit on the basis of salary and years of service up to the Closing Date shall be sufficient to cover the Taiwanese employees’ Pension Liabilities.

(i) Sellers and Buyer agree that the book provision representing the accrued benefits on the basis of salary and years of service up to the Closing Date shall be sufficient to cover the Korea employees’ Pension Liabilities.

(j) Seller and Buyer agree that the assumptions for determining the Pension Liabilities in France and Germany shall be those used by JohnsonDiversey for calculating the pension obligations for GAAP purposes as of December 31, 2005. These assumptions are listed in the attached Exhibit 12.05.

(k) Seller and Buyer agree that the assumptions for determining the Pension Liabilities in Japan shall be those used by JohnsonDiversey for calculating the pension obligations for GAAP purposes as of December 31, 2005. However, the salary increase rate shall be modified so that the salary increase rate shall be 2.5 % p.a. The assumptions are listed in the attached Exhibit 12.05.

(l) Sellers and Buyer agree that the assumptions for determining the Pension Liabilities in South Africa shall be those listed in the attached Exhibit 12.05.

(m) Sellers and Buyer agree that the assumptions for determining the Pension Liabilities in the Netherlands shall be those used by JohnsonDiversey for calculating the pension obligations for GAAP purposes as of December 31, 2005, unless and to the extent as otherwise determined in this Section 12.05. These assumptions are listed in the attached Exhibit 12.05. The Pension Liabilities shall be determined incorporating the provisions of the New Dutch Plan for active employees.

(n) In the event that the consent for any transfer of Pension Liabilities and corresponding assets is required from any party and such consent is withheld, to that extent no transfer of the Pension Liabilities and corresponding plan assets will take place and no payment of Seller Pension Indemnification Amount or the Buyer Pension Indemnification Amount will take place.

12.06 Other Employment Matters.

(a) Stock Incentive Programs. Sellers shall be responsible for and incur any and all costs of stock option or stock incentive compensation for any Johnson Polymer Employees or Non-U.S. Employees who participate in any stock option or stock incentive program of Sellers or their Affiliates. To the extent required by applicable Legal Requirements, Sellers shall be liable for any payments, withholding obligations and reporting obligations that arise on or after the Closing Date with respect to any Johnson Polymer Employee or Non-U.S. Employee under any applicable stock option or stock incentive plan.

(b) Key Employees. Sellers will use their best efforts to ensure that, except as otherwise directed by Buyer, all Johnson Polymer Employees and Non-U.S. Employees will accept employment with Buyer.

(c) Third-party Beneficiaries. No provision of Sections 12.03 and 12.04 shall create any third-party beneficiaries and no current or former employees, including, but not limited to, Transferred U.S. Employees and Transferred Non-U.S. Employees, shall have any rights under Sections 12.03 and 12.04 of this Agreement with respect to employment or continued employment with the Sellers or the Buyer, or any benefits under Sections 12.03 and 12.04 of this Agreement.

12.07 Other Actions. Subject to the terms and conditions herein provided, Buyer agrees to (a) use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done as promptly as practicable, all things necessary, proper or advisable under applicable laws to consummate and make effective the transactions contemplated by this Agreement, including obtaining any governmental or other consents, transfers, orders, qualifications, waivers, authorizations, exemptions and approvals, providing all notices and making all registrations, filings and applications necessary or desirable for the consummation of the transactions contemplated herein, including under the HSR Act or similar foreign filings; and (b) use commercially reasonable efforts to fulfill or obtain the fulfillment of the conditions to the Closing, including the execution and delivery of all agreements or other documents contemplated hereunder to be so executed and delivered by Buyer.

12.08 Limitation on Certain Activities with Respect to Subsidiaries.

(a) Buyer shall not make an election under Section 338 of the Code with respect to any of the Subsidiaries; and

(b) until after the Tax year in which the Closing occurs (i) Buyer shall not have any of the Subsidiaries make a sale of assets outside the ordinary course of business, and (ii) Buyer shall ensure that none of the Subsidiaries distributes a dividend out of earnings and profits, as those terms are defined under section 316 of the Code.

The limitations in Section 12.08(b) above are not to be construed as prohibiting Buyer from acting to effect the merger of any of the Subsidiaries at any time after the Closing Date.

12.09 Delivery of Certain Payments. Buyer shall promptly deliver to the Sellers any cash, checks or other instruments of payment that may be received by Buyer after the Closing which relates to the Business and constitutes an Excluded Asset.

13. Covenants and Agreements of the Sellers.

13.01 Conduct of the Sellers.

(a) From the date of this Agreement until the Closing, in each case, consistent with past practices, Johnson Polymer and the Subsidiaries shall use reasonable commercial efforts to retain those employees actively employed in the Business and preserve Johnson Polymers’ and the Subsidiaries’ present relationships with customers, suppliers, contractors, distributors and such employees.

(b) From the date of this Agreement until the Closing, except as contemplated by this Agreement or as set forth on Section 13.01(b) of the Disclosure Schedule, without the consent of Buyer, which will not unreasonably be withheld or delayed, the Sellers shall not, and shall ensure that the Subsidiaries do not, (i) take any action outside the Ordinary Course of Business with respect to the Purchased Assets, (ii) enter into, adopt or amend any employee benefit plan covering employees of the Business, except as may be required by applicable law and except for the adoption or amendment of an employee benefit plan which does not result in a material increase in the cost of such plan; (iii) materially increase the compensation or fringe benefits of, or materially modify the employment terms of, directors, officers or employees of the Business except for annual merit salary increases scheduled for April 1 consistent with past practice; or (iv) hire any new employees with respect to the Business other than replacement of employees who have departed or the hiring of summer interns and other part-time employees consistent with past practice.

13.02 Updating Schedules. From time to time prior to the Closing, the Sellers shall promptly supplement or amend the Disclosure Schedule with respect to any matter of which the Sellers have or acquire knowledge which, if existing or occurring on the date this Agreement is executed, would have been required to be set forth or described in the Disclosure Schedule. Any such supplement or amendment to the Schedules shall be deemed to cure any breach of any representation or warranty made by the Sellers in this Agreement to the extent of the information explicitly set forth in such supplement or amendment and Buyer shall not be entitled to seek indemnification with respect to losses, damages, costs or expenses relating to the subject matter of any such disclosed information. However, any such supplement or amendment shall not be deemed to satisfy or cure any failure to satisfy the condition set forth in Section 7.02 above.

13.03 Access. Between the date of this Agreement and the Closing Date, the Sellers shall permit Buyer and its authorized representatives to access the electronic data room established in connection with the transactions contemplated by this Agreement and to have access at reasonable times, and in a manner so as not to interfere with the normal business operations of the Sellers and the Subsidiaries, to such other premises, properties, books, records, contracts and documents which pertain to the Business and are agreed to by Buyer and the Sellers. Between the date of this Agreement and the Closing Date, Buyer and Buyer’s representatives shall not contact or otherwise communicate with any customer and/or supplier of the Business, or any Tax authority with respect to either Seller or any Subsidiary, without the prior written consent of the Sellers, which consent may be withheld in the sole discretion of the Sellers.

13.04 Noncompetition.

(a) During the Non-competition Period, the Sellers shall not, and shall cause each Seller Affiliate to not, (i) engage in, continue in or carry on, directly or indirectly, any business which competes with the Business as conducted on the Closing Date anywhere throughout the world; or (ii) participate in the financing, operation, management or control of, or own any equity interest in, any enterprise, firm, partnership, corporation, entity or business that competes with the Business as conducted on the Closing Date anywhere throughout the world.

(b) During the applicable Non-hire Period set forth in Section 13.04(g) below, and subject to the terms and conditions of Section 12.03 above, neither Sellers nor their Affiliates will directly or indirectly employ, engage, contract for or solicit the services in any capacity of any Johnson Polymer Employee, Current Waxdale Employee, Tolling Employee or Non-U.S. Employee, unless Buyer has consented to such relationship.

Notwithstanding anything contained in Sections 13.04(a) or (b) above:

(c) the restrictions contained herein shall not apply to the activities of the Sellers (or either one of them) and/or any of their Affiliates under the Toll Manufacturing Agreement, the Joint Development Agreement, the Supply Agreement, or any other agreements or arrangements entered into between Buyer and the Sellers (or either one of them), any of their respective Affiliates, and/or S.C. Johnson & Son, Inc. and its Affiliates;

(d) each Seller and each Seller Affiliate may make and thereafter maintain a Non-controlling Investment in any business that competes with the Business;

(e) the restrictions contained herein shall not apply to the activities of the Sellers (or either one of them), JohnsonDiversey and/or any of their Affiliates related to use or manufacture of polymers to be used in their respective floorcare businesses, including the use or manufacture of Differentiated Floorcare Polymers or any formulation containing a Differentiated Floorcare Polymer, and/or any activities with respect to Undifferentiated Floorcare Polymers pursuant to license arrangements, and, for the avoidance of doubt, the restrictions in Section 13.04(a) and (b) do not apply to S.C. Johnson & Son, Inc. and its Affiliates;

(f) Section 13.04(b) shall not apply to any Non-U.S. Employee if such person’s employment was terminated by Buyer or one of its Affiliates; and

(g) the Non-hire Period shall be equal to the applicable period, if any, identified below:

(i) with respect to Johnson Polymer Employees, the Non-hire Period shall be equal to a period of eighteen (18) months commencing on the Closing Date.

(ii) with respect to Tolling Employees, the Non-hire Period shall be equal to a period commencing on the Closing and ending eighteen (18) months after the Tolling Employee’s Termination Date.

(iii) with respect to Non-U.S. Employees, the Non-hire Period shall be equal to a period of eighteen (18) months commencing on the Closing Date.

If the final judgment of a court of competent jurisdiction determines that the covenant contained in this Section 13.04 is unenforceable because it is overbroad or unreasonable, whether as to geography, duration, scope of activities, or otherwise, such covenant shall be modified to permit enforcement to the maximum extent permissible under applicable Legal Requirements.

13.05 Confidentiality. For a period of five years from and after the Closing Date, the Sellers shall maintain, and shall cause their respective Affiliates to maintain, Confidential Information in strict confidence and secrecy and shall not at any time, directly or indirectly, use, publish, communicate, divulge or disclose to any person or business entity or use for any purpose any Confidential Information or assist any third parties in doing so, except on behalf of and for the benefit of Buyer. Notwithstanding the foregoing, nothing contained in this Agreement shall prevent the disclosure or use by the Sellers or their Affiliates of any of the following types of information which shall not be considered Confidential Information: (a) information which becomes generally available to the public other than as a result of disclosure by a Seller or any of its Affiliates; (b) information which is disclosed to the Sellers or their Affiliates (or any one or more of them) in good faith by a third party who is not under any obligation of confidence to Buyer at the time the third party discloses the information; or (c) information independently developed by any Seller, any Subsidiary, and/or any Affiliate of a Seller or a Subsidiary, in each case without reference to Confidential Information. In addition, nothing contained in this Agreement shall be deemed to (w) prevent the disclosure or use by the Sellers or their Affiliates of any information related to the use or manufacture of Differentiated Floorcare Polymers or any formulation containing a Differentiated Floorcare Polymer, or related to the use or manufacture of Undifferentiated Floorcare Polymers pursuant to a license arrangement; (x) prevent the disclosure by a Seller or any Seller Affiliate of information that is required to be disclosed under applicable law or regulation or by order of a court or governmental agency acting within its jurisdiction, provided that the Sellers shall provide Buyer with prompt notice of such disclosure requirement, (y) prohibit a Seller or any Seller Affiliate from using, publishing, communicating, divulging or disclosing Confidential Information that is not exclusively related to the Business; or (z) prohibit a Seller or any Seller Affiliate from disclosing to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated hereby and all materials of any kind (including opinions and other tax analyses) that are provided to any of them relating to such tax treatment and tax structure.

13.06 Delivery of Certain Payments. The Sellers shall promptly deliver to Buyer any cash, checks or other instruments of payment that may be received by the Sellers (or either one of them) after the Closing with respect to the Receivables.

13.07 Other Actions. Subject to the terms and conditions herein provided, the Sellers agree to (a) use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done as promptly as practicable, all things necessary, proper or advisable under applicable laws to consummate and make effective the transactions reasonably contemplated by this Agreement, including obtaining any governmental or other consents, transfers, orders, qualifications, waivers, authorizations, exemptions and approvals, providing all notices and making all registrations, filings and applications necessary or reasonably desirable for the consummation of the transactions contemplated herein, including under the HSR Act; and (b) use commercially reasonable efforts to fulfill or obtain the fulfillment of the conditions to the Closing, including the execution and delivery of all agreements or other documents contemplated hereunder to be so executed and delivered by the Sellers (or either one of them).

13.08 No Recourse. Sellers undertake (in the event that a claim is made against them by the Buyer Indemnified Parties pursuant to the provisions of Section 14 below) not to make a claim against any Transferred Employee related to the subject of Sellers’ indemnification obligations to the Buyer Indemnified Parties and on whom the Sellers may have relied in negotiating this Agreement, provided that such Transferred Employee’s conduct does not constitute fraud or willful misconduct, concealment or misrepresentation.

13.09 Patent Opposition. Within five (5) business days following the Closing Date, Johnson Polymer shall withdraw the patent opposition filed by Johnson Polymer in connection with the grant of EP 0,932,652 issued to BASF AG (Case No. CM 161 EP) and described in Section 9.15 of the Disclosure Schedule.

13.10 Intellectual Property License Agreement. After the Closing, if (a) Intellectual Property used in the Business as of the Closing Date continues to be owned by JohnsonDiversey, a Seller (or both of them), and/or any Affiliate of a Seller, (b) such Intellectual Property does not constitute an Excluded Asset, and (c) no license or similar written agreement is in place after the Closing Date between Buyer, on the one hand, and the Sellers (or either one of them), any Affiliate of a Seller, and/or Johnson Polymer, as applicable, on the other hand, with respect to such Intellectual Property (except for any such license agreement in place as of the Closing which terminates after the Closing in accordance with its terms), then the Sellers shall, at their option, either:

(a) provide to (or cause to be provided to) Buyer with effect as of the Closing Date (but not limited to a level or quantity of sales) a license to such Intellectual Property on terms similar to the terms on which Intellectual Property is to be licensed by Johnson Polymer to Buyer after the Closing under the Intellectual Property License Agreement attached hereto as Exhibit 7.05(l); provided, however, any license to Intellectual Property owned by JohnsonDiversey or one of its Affiliates (other than a Seller or a Subsidiary) granted in accordance with this Section 13.10 shall be limited to use in the Business; or

(b) indemnify Buyer for Buyer’s Damages resulting from the inability of Buyer to use such Intellectual Property on substantially the same terms as such Intellectual Property was used in the Business prior to the Closing (but not limited to a level or quantity of sales).

14. Indemnification.

14.01 Indemnification by the Sellers. Notwithstanding the Closing, but subject to the limitations set forth in this Agreement, the Sellers agree to indemnify, defend and hold Buyer and its directors, officers, employees and shareholders (collectively, “Buyer Indemnified Parties”) harmless from and against any damages, liabilities, losses, costs or deficiencies (including, but not limited to, reasonable attorneys’ fees and other costs and expenses incident to proceedings or investigations, or the defense or settlement of any claim, but not including punitive damages) (collectively, “Buyer’s Damages”) arising out of, resulting from or relating to any of the following: (a) any inaccuracy in or breach of the representations and warranties of the Sellers set forth in Section 9 of this Agreement; (b) any failure of the Sellers to duly perform or observe any term, provision, covenant or agreement to be performed or observed by the Sellers pursuant to this Agreement; (c) any Environmental Damages which arise out of the handling, use, storage, disposal, treatment or Release of any Hazardous Substance into the Environment at the Real Property on or prior to the Closing Date; and (d) any Retained Liabilities.

14.02 Environmental Indemnification. This paragraph and Section 14.01(c) and Section 14.01(a) with respect to a breach of the representations and warranties set forth in Section 9.10 set forth the sole and exclusive remedy of Buyer with respect to Environmental Claims, Environmental Conditions and/or Environmental Damages. Notwithstanding anything to the contrary in this Agreement, the obligation of Sellers with respect to Environmental Damages and breaches of the representations and warranties contained in Section 9.10 above and the conduct of the Buyer, its Affiliates and the Subsidiaries after Closing shall be subject to the limitations set forth in Section 14.03 below and to the following:

(a) Neither Buyer nor its consultants, contractors, agents or representatives shall perform or undertake after the Closing Date any investigation or sampling of any Hazardous Substance or contaminants in, on, at, upon or under any surface soil, subsurface soil, surface water, groundwater, building material or any other media of any form or type at, in, on, under or from the Real Property (collectively “Media”) except as required by Legal Requirements for a Release of Hazardous Substances by Buyer, its agents or invitees after the Closing. The intent of the foregoing provision is to prevent Buyer and its consultants, contractors, agents or other representatives from performing or undertaking any investigation or sampling of any Media for any purpose including the purpose of advancing, asserting or proving an indemnification claim against the Sellers. This paragraph shall not apply to (i) geotechnical testing performed by or on behalf of Buyer to determine load-bearing capabilities of soils pursuant to new construction or expansion of existing facilities at the Real Property; (ii) noninvasive investigations undertaken by Buyer or its Affiliates to satisfy the ASTM Standard E1527-97 for Phase I site assessments or to qualify for protection under such “All Appropriate Inquiry” regulation, 40 C.F.R. 312, so long as in attempting to satisfy such ASTM standard and/or to qualify for protection under such “All Appropriate Inquiry” regulation, Buyer or its Affiliates (including their agents) do not take any samples of Media; or (iii) any Remediation Action to the extent remedial standards pursuant to then-applicable Environmental Laws would not permit the Remediation Action in such circumstances to be limited to the removal and disposal of surface and subsurface soil from or paving over the affected area.

(b) If, after the Closing Date, Buyer or the Subsidiaries undertake environmental remediation activities or other environmental testing, sampling or monitoring activities in connection with or relating to Environmental Damages which are not (i) contemplated by the provisions of Section 14.02(a) above, (ii) required by a Governmental Authority or (iii) in response to a third party claim asserting liability for the Release of Hazardous Substances at the Real Property, then Sellers shall not be obligated to indemnify Buyer in respect of such Environmental Damages.

(c) With respect to the Sellers’ indemnification obligations for Environmental Damages under Section 14.01(a), (c) and (d) above, as a result of a breach of a representation or warranty set forth in Section 9.10 above or otherwise:

(i) Buyer shall provide the Sellers or their representatives access to the applicable parcel of Real Property so that the Sellers may conduct their own investigation, testing or corrective action with respect to the matter;

(ii) Buyer shall immediately provide the Sellers with the results, including analytical data, of any investigation or testing conducted by Buyer or, if available to Buyer, any third party;

(iii) except as may otherwise be required by Legal Requirements or upon written advice of legal counsel regarding a Legal Requirement of Buyer to do so, Buyer shall not contact any Governmental Authority without prior notice to, and consultation with, the Sellers;

(iv) the Sellers shall have the right to participate in any discussions or negotiations with any Governmental Authority concerning such matter;

(v) if Remediation Action is required or could be taken to reduce Environmental Damages in any such matter, the Sellers shall have the right to develop and implement a plan of Remediation Action, such plan to be subject to Buyer’s approval (not to be unreasonably withheld), and, if requested by the Sellers, Buyer shall cooperate with the Sellers in the development and implementation of such Remediation Action on a cost effective basis; any such plan of action shall, to the extent permitted under Environmental Laws, be based on the industrial use of the property and may rely on and utilize institutional controls (such as web-based GIS registrations, deed notices or restrictions) and shall contain reasonable steps so as to minimize disruption of or adverse effect on the ongoing operations of the Business; and, in connection therewith:

[a] Buyer shall cooperate fully and in good faith with the Sellers in performing such tasks as the Sellers and their technical professionals and representatives may reasonably request as being necessary or advisable to complete any Remediation Action being undertaken by the Sellers pursuant to this Agreement; and Buyer shall promptly execute any and all documentation necessary or requested to facilitate “case closure,” “no further action” or a similar acknowledgement by any Governmental Authority having jurisdiction over the matter and, furthermore, without limiting the scope of the foregoing, Buyer shall cause its employees to cooperate fully with the Sellers and to afford the Sellers, their agents, employees and technical professionals access to relevant records relating to the matters which may be the Sellers’ responsibility under this Agreement;

[b] the Sellers shall be responsible for completing such Remediation Action undertaken by them, if any, only to the extent required under applicable Environmental Laws in effect as of the Closing Date; and Buyer understands and acknowledges that such Remediation Action may not result in the complete removal of any and all contaminants or Hazardous Substances on, in, at, upon, under or from the Real Property, and Buyer understands and acknowledges that contaminants or Hazardous Substances may remain on, in, at, upon, under or from the Real Property after the completion of such Remediation Action; and

[c] Buyer shall indemnify the Sellers for all environmental losses, costs, damages or expenses resulting from or arising out of events or circumstances occurring at, in, on, upon or from the Real Property after the Closing Date; provided, however, no claim for indemnification may be made by Sellers or their officers, directors, Affiliates and employees against Buyer in connection with such losses, costs, damages or expenses until the amount of such losses, costs, damages or expenses exceeds Six Million One Hundred Twenty-Five Thousand Dollars ($6,125,000) and then only to the extent of the amount over $6,125,000; provided further, however, Buyer’s aggregate liability under this Section 14.02(c)(v)[c] shall not exceed fifteen percent (15%) of the Purchase Price. Notwithstanding anything to the contrary in this Agreement, Buyer’s obligation to indemnify the Sellers for lost profits or incidental, consequential or exemplary damages shall not exceed five percent (5%) of the Purchase Price for each claim or incident or series of related claims or incidents.

(d) All obligations of the Sellers under this Agreement with respect to the applicable Environmental Damages, if any, shall be terminated and concluded, upon issuance of a “case closure letter,” “no further action” or similar acknowledgement from a Governmental Authority having jurisdiction over such matter.

(e) For purposes of this Section 14.02, all covenants, restrictions and limitations on the Buyer shall include the Buyer, its Affiliates and the Subsidiaries.

14.03 Limitations on the Sellers’ Indemnification Obligations.

(a) The representations and warranties of the Sellers set forth in (i) Sections 9.01 above, (ii) the first sentences of Sections 9.02(a) and 9.02(b) above, and (iii) Section 9.07(a) above shall survive the Closing indefinitely, the representations and warranties of the Sellers set forth in Section 9.10 above shall survive the Closing for a period of five (5) years, and the representations and warranties of the Sellers set forth in Section 9.12 above and the obligations set forth in Section 11.03 shall survive the Closing for the applicable statutes of limitations, including any periods of waiver or extension thereof, plus six (6) months. All other representations and warranties of the Sellers in this Agreement shall survive the Closing for a period of eighteen (18) months. The Sellers’ obligation to indemnify Buyer with respect to a claim for a breach of a representation and warranty shall extend (with respect to such claim) beyond the applicable survival period only if Buyer asserts such claim by notice in writing to the Sellers prior to the expiration of such survival period. Sellers’ obligation to indemnify Buyer with respect to claims arising under or provided by Sections 14.01(c) and 14.02 shall survive the Closing for a period of five (5) years. Unless a longer survival period is otherwise expressly provided hereunder, Sellers’ obligation to indemnify Buyer with respect to claims arising under or provided by Section 14.01(d) of this Agreement shall survive the Closing for a period of eighteen (18) months.

(b) No claim for indemnification may be made hereunder by Buyer if Buyer’s Damages in connection with such claim do not exceed, in the aggregate, One Hundred Thousand Dollars ($100,000). Subject to the provisions of Section 14.03(c), no indemnification shall be payable by the Sellers hereunder unless and until Buyer’s Damages exceed Six Million One Hundred Twenty-Five Thousand Dollars ($6,125,000) (the “Basket”). At such time that the aggregate amount of Buyer’s Damages exceeds the Basket, the Sellers shall be liable to the Buyer Indemnified Parties only for such amount of Buyer’s Damages which exceed the Basket; provided, however, that in no event shall the Sellers’ aggregate liability with respect to indemnification under this Section 14 exceed fifteen percent (15%) of the Purchase Price. Notwithstanding the foregoing but subject to Section 14.03(i) below, the limitations set forth in this Section 14.03(b) shall not apply to claims based upon a breach of Section 9.01, the first sentences of Sections 9.02(a) and 9.02(b), Section 9.07(a), or Section 9.12 above, breaches of covenants of the Sellers under this Agreement or claims for indemnification under Section 11.03 above or Section 12.05 above; provided, however, that any amounts paid to Buyer pursuant to this Section 14 in connection with breaches of Section 9.01, the first sentences of Sections 9.02(a) and 9.02(b), Section 9.07(a), and Section 9.12 above, breaches of covenants of the Sellers under this Agreement or claims under Section 11.03 above or Section 12.05 above shall not be counted toward the Basket or the limitation on the aggregate liability of Sellers hereunder. Notwithstanding anything to the contrary in this Agreement, Sellers’ obligation to indemnify the Buyer Indemnified Parties for lost profits or incidental, consequential or exemplary damages shall not exceed five percent (5%) of the Purchase Price for each claim or incident or series of related claims or incidents.

(c) Without limiting the provisions of Section 14.03(b) above, no claim for indemnification under Section 14.01(d) above shall be made hereunder until (i) Buyer’s Damages in connection with all claims under Section 14.01(d) first exceed Two Million Five Hundred Thousand Dollars ($2,500,000) (the “Retained Liability Basket”), (ii) thereafter only such Buyer’s Damages in excess of the Retained Liability Basket shall be subject to indemnification under Section 14 and (iii) such Buyer’s Damages in excess of the Retained Liability Basket shall be subject to the other limitations set forth in this Section 14.03; provided, however that any claim made by a Buyer Indemnified Party under Section 14.01(d) which is also asserted under any other provision of Section 14.01 shall not be applied to the Retained Liability Basket. Without limiting the foregoing, all claims for indemnification under Section 14.01(d) shall also be subject to the provisions of Section 14.03(b) above.

(d) Buyer shall not be entitled to indemnification under Section 11.03 or 14.01 above:

(i) with respect to a claim for indemnification hereunder related to title of Owned Real Property except to the extent Buyer has first unsuccessfully attempted to recover upon any title insurance policy in effect with respect to such Owned Real Property;

(ii) in connection with any claim for indemnification hereunder with respect to which the Buyer has an enforceable claim, right of indemnification or right of set-off against any third party, unless the Buyer assigns such claim, right of indemnification or right of set-off against such third party to the Sellers;

(iii) with respect to any claim for indemnification hereunder arising from Buyer’s Damages that were incurred by or with respect to any Subsidiary, to the extent of the value of any net Tax benefit realized by the Buyer in connection with Buyer’s Damages which form the basis of Buyer’s claim for indemnification hereunder, as determined pursuant to Section 14.03(e) below (notwithstanding the foregoing and Section 14.03(e) below, this provision is not intended to change or otherwise effect the definition of Buyer’s Damages);

(iv) with respect to any claim for indemnification hereunder, unless Buyer has given the Sellers written notice of such claim, setting forth in reasonable detail the facts and circumstances pertaining thereto prior to the expiration of any applicable survival period hereunder;

(v) to the extent of any net insurance proceeds actually received by Buyer in connection with the facts giving rise to such indemnification, as determined pursuant to Section 14.03(f) below;

(vi) to the extent the Buyer’s Damages are reserved for, or otherwise taken into account, in the Closing Net Asset Value Statement, with respect to the Subsidiaries, were reflected in the Interim Balance Sheet;

(vii) to the extent the Buyer’s Damages result from any act or omission of Buyer and/or any of its Affiliates after the Closing; and/or

(viii) in connection with any claim for indemnification hereunder with respect to a breach of representation or warranty or breach of covenant if Buyer had knowledge of such breach at the time of the breach or, if the Closing occurs, at any time prior to the Closing, or if Buyer had knowledge of any information not disclosed by the Sellers which, with the passage of time or the giving of notice, may constitute a breach by the Sellers of any of their representations and warranties set forth in this Agreement.

(e) In the event that a claim for indemnification hereunder arises from Buyer’s Damages incurred by a Subsidiary, the amount of any indemnity provided in Section 14 shall be reduced (but not below zero) by the amount of any net reduction in Taxes realized by or which may be realized by the respective Subsidiary in the future as a result of Buyer’s Damages giving rise to such indemnity claim and the related indemnification payments, to the extent actually included in taxable income. Such net reduction in Taxes shall be calculated: (i) by using the statutory tax rate applicable to the appropriate Subsidiary which incurred Buyer’s Damages in the applicable jurisdiction; (ii) by taking into account the increases and decreases in Taxes that have been realized and that may be realized in future years without adjustment for their net present value, except that to the extent that a Subsidiary incurs a Tax loss carry forward as a result of Buyer’s Damages (which shall be determined without taking into account the effect of any post-Closing business or legal merger or other post-Closing business or legal reorganization affecting the Subsidiary that incurred Buyer’s Damages), an adjustment for net present value shall be made; and (iii) without taking into account an increase in Taxes that might be realized in future years by the Buyer or Buyer Affiliate as a result of any adjustment to the purchase price of the Equity Interests of a Subsidiary that is due to receipt of an indemnification payment from Sellers.

(f) The amount of any indemnity provided in Section 14 shall be computed net of any third party insurance proceeds actually received by a Buyer Indemnified Party in connection with or as a result of any claim giving rise to an indemnification claim hereunder (reduced by any retroactive premium increase and further reduced by the net present value of any other premium increase resulting therefrom). If the indemnity amount is paid prior to the Buyer Indemnified Party’s actual receipt of insurance proceeds related thereto, and a Buyer Indemnified Party subsequently receives such insurance proceeds, then the Buyer Indemnified Party shall promptly pay to the Sellers the amount of insurance proceeds subsequently received (net of all related costs, expenses and other Buyer’s Damages), but not more, in the aggregate, than the indemnity amount paid by the Sellers. The Sellers’ obligation to pay an indemnification claim pursuant to this Section 14 in any instance in which third party insurance is reasonably available to cover the events and circumstances giving rise to the indemnification claim is subject to the Buyer Indemnified Party first filing a claim under the applicable insurance policy(ies).

(g) Except as expressly provided in this Section 14, after the Closing, the Sellers shall have no obligation or liability to the Buyer Indemnified Parties and the Buyer Indemnified Parties shall have no claim or recourse against the Sellers arising out of or in connection with this Agreement and/or the transactions contemplated by this Agreement, it being understood and agreed by the parties that the remedies provided for in this Section 14 shall be the sole and exclusive remedies for any such claim for any such matters, whether such claims are framed in contract, tort, violation of statute or otherwise.

(h) Neither the Seller or any of its Affiliates shall have any liability under any provision of this Agreement for any punitive damages or any multiple of damages (other than such damages for the benefit of a third party).

(i) For the avoidance of doubt, the limitations set forth in Sections 14.03(a) and (b) apply to all of Sellers’ indemnity obligations under Sections 14.01(c), 14.01(d) and 14.02 of this Agreement, including the limitations regarding the survival period for Sellers’ indemnification obligations and the application of the Basket and the application of the limitation on the aggregate liability of the Sellers hereunder.

(j) For purposes of determining the amount of Damages resulting from a breach for purposes of Section 14.01(a), but not for determining whether a breach exists, any qualification contained in any representation or warranty using the words “material,” “materially” or “Material Adverse Effect” shall be disregarded and deemed not to include such words, except that [a] no specific dollar threshold set forth in any particular representation or warranty shall be affected; and [b] this Section 14.03(j) shall not apply to the definition of “Material Contracts” in Section 9.08.

14.04 Indemnification by Buyer. Notwithstanding the Closing, subject to the limitations set forth in this Agreement, Buyer agrees to indemnify, defend and hold the Sellers, its directors, officers, employees and shareholders harmless from and against any damage, liability, loss, cost or deficiency (including, but not limited to, reasonable attorneys’ fees and other costs and expenses incident to proceedings or investigations or the defense or settlement of any claim but not including punitive damages) (the “Sellers’ Damages”) arising out of, resulting from or relating to any of the following:

(a) any inaccuracy in or breach of the representations or warranties of Buyer set forth in this Agreement;

(b) any failure to duly perform or satisfy the Assumed Liabilities or duly perform or observe any term, provision or covenant to be performed or observed by Buyer pursuant to this Agreement or any agreement to be executed by Buyer pursuant to the terms of this Agreement;

(c) except for liabilities for which Buyer is expressly entitled to indemnification hereunder, any and all liabilities relating to the Business and/or the Purchased Assets which arise after the Closing Date; and

(d) all environmental losses, costs, damages or expenses resulting from or arising out of events or circumstances occurring at, in, on, upon or from the Real Property after the Closing Date.

For purposes of determining the amount of Damages resulting from a breach for purposes of Section 14.04(a), any qualification contained in any representation or warranty using the words “material,” “materially” or “Material Adverse Effect” shall be disregarded and deemed not to include such words.

14.05 Procedure.

(a) Following the discovery of any facts or conditions which could reasonably be expected to give rise to either Buyer’s Damages or the Sellers’ Damages, the party seeking indemnification under this Section 14 (the “Indemnified Party”) shall, within thirty (30) days thereafter, provide written notice to the party from whom indemnification is sought (the “Indemnifying Party”), specifying the factual basis of the claim in reasonable detail to the extent then known by the party seeking indemnification (“Indemnification Notice”); provided that the failure to give such notice in such time period shall not relieve the Indemnifying Party of its obligations except to the extent it can show prejudice from such failure.

(b) If any Indemnified Party receives notice of any matter involving a third party which, if sustained, could give rise to a claim for indemnification hereunder (a “Third Party Claim”), the Indemnified Party shall within the time specified in Section 14.05(a) above, provide written notice to the Indemnifying Party of such matter setting forth with reasonable specificity the facts and circumstances as to which such party has received notice; provided, however, that the Indemnified Party shall in any event give written notice to the Indemnifying Party within such period of time as shall be reasonably necessary to allow the Indemnifying Party to respond to any pleading or other document for which a timely response is required; provided further, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is thereby prejudiced.

(c) Within ninety (90) days after the notice described in Section 14.05(b) above is received from the Indemnified Party, or such shorter period as is required to avoid prejudice in any claim, suit or proceeding, the Indemnifying Party shall have the right to assume and thereafter conduct the defense of the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnifying Party must conduct the defense of the Third Party Claim actively and diligently thereafter in order to preserve its rights in this regard; provided further, however, that the Indemnifying Party may not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed) unless the judgment or proposed settlement involves only the payment of money damages, resolves the claim entirely, and does not impose an injunction or other equitable relief upon the Indemnified Party. The Indemnified Party, at its option and expense, shall have the right to participate in any defense undertaken by the Indemnifying Party with legal counsel of its own selection.

(d) Unless and until the Indemnifying Party assumes the defense of the Third Party Claim as provided in Section 14.05(c) above, the Indemnified Party may defend against the Third Party Claim in any manner it reasonably deems appropriate.

(e) In no event shall the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(f) The Indemnified Party and the Indemnifying Party may agree in writing, at any time, as to the existence and amount of a Third Party Claim, and, upon the execution of such agreement, such Third Party Claim shall be deemed established.

(g) The Indemnified Party shall provide all information and assistance reasonably requested by the Indemnifying Party in order to evaluate any Third Party Claim and affect any defense, compromise or settlement thereof.

(h) The provisions of this Section 14.05 shall apply to the conduct of any Tax Contest only to the extent they do not conflict with the provisions set forth in Section 11.03.

15. Termination.

15.01 Methods of Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by written agreement of the parties hereto;

(b) by either Buyer or the Sellers if there shall have been a failure on the part of the other party to perform any of its material covenants under this Agreement; provided, however, that the party claiming material breach or failure to perform on the part of the other party shall serve notice thereof on the other party as soon practicable after it becomes aware of such material breach or failure and provided, further, that such material breach or failure has not been remedied within thirty (30) days after notice thereof has been given to such other party (it being agreed that where such 30-day notice period would extend beyond the scheduled closing hereunder, the Closing will be postponed to such 30th day); or

(c) by either Buyer or the Sellers in the event the conditions to the terminating party’s obligations under Section 7 or Section 8 above, as applicable, have not been met or otherwise waived by the terminating party on or prior to July 31, 2006, but only if the terminating party has not caused the condition giving rise to termination to not be satisfied through its own action or inaction.

15.02 Procedure Upon Termination. In the event of termination by Buyer or by the Sellers, or both, pursuant to Section 15.01(c) above, written notice thereof shall forthwith be given to the other party and the transactions contemplated by this Agreement shall be terminated, without further action by Buyer or the Sellers. If the transactions contemplated by this Agreement are terminated as provided herein, each party shall redeliver all documents, workpapers and other material of the other party relating to the transactions contemplated hereby whether obtained before or after execution hereof, to the party furnishing the same. If this Agreement is terminated pursuant to Section 15.01(a) or Section 15.01(c) above, neither party hereto shall have any liability or obligation to the other party to this Agreement as a result of such termination. If this Agreement is terminated pursuant to Section 15.01(b) above, the non-breaching party, in addition to its other rights and remedies, shall be entitled to recover its costs and expenses which are reasonably incurred in connection with the negotiation of the transactions contemplated by this Agreement. In the event that a condition precedent to its obligations is not satisfied, nothing contained herein shall be deemed to require any party to terminate this Agreement, rather than to waive such condition precedent and proceed with the transactions contemplated hereby or permit the other party additional time to attempt to satisfy such condition precedent.

16. Dispute Resolution. Except with respect to any action seeking injunctive or other equitable relief for a breach, or an alleged or threatened breach, of Sections 13.04 or 13.05 above, any controversy between the Sellers and Buyer arising out of or relating to this

Agreement shall be resolved by binding arbitration to be conducted in Chicago, Illinois, in accordance with the Rules of Arbitration of the International Chamber of Commerce before three neutral arbitrators, at the request of either the Sellers or Buyer. In the event of an arbitration pursuant to this Section 16, the Sellers and Buyer shall each select an arbitrator within ten (10) days after a written demand is made for arbitration hereunder and, within an additional ten (10) days thereafter, the two arbitrators so selected shall select a third arbitrator who shall act as chairman; each arbitrator shall have one vote. The arbitrator shall interpret this Agreement in accordance with the laws of the State of Delaware without giving effect to choice of law principles thereunder. The arbitration decision or award shall be reasoned, provide findings of fact and conclusions of law, be in writing, and be final and binding. Judgment upon the decision or award rendered by the arbitrator may be entered and specifically enforced in any court having jurisdiction thereof. The parties hereby consent and irrevocably submit to the jurisdiction of the state and federal courts located within the Eastern District of Wisconsin or the State of New Jersey for any action to enforce the arbitrator’s decision and award. The expenses of arbitration shall be borne equally between the Sellers, on the one hand, and Buyer, on the other hand; provided, however, that each party shall pay for and bear the cost of its own experts, evidence, and legal fees; and provided further, however, that in the discretion of the arbitrators, any award may include the cost of a party’s attorney’s fees and costs if the arbitrator expressly determines that the party against whom such award is entered has caused the dispute, controversy, or claim to be submitted to arbitration as a dilatory tactic. Notwithstanding anything in this Agreement to the contrary, in no event shall the arbitrators award either party consequential, incidental or punitive damages.

17. Miscellaneous.

17.01 Further Assurances. Upon request, from time to time, each party agrees that it shall (or direct its employees to, if applicable) execute and deliver all documents, make all rightful oaths, testify in any proceedings and do all other acts which may be necessary or desirable in the reasonable opinion of the other party to consummate the transactions contemplated hereby.

17.02 Governing Law. This Agreement shall be governed by and subject to the laws of the State of Delaware without giving effect to choice of law principles thereunder.

17.03 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and there are no agreements, representations or warranties which are not set forth herein. All prior negotiations, agreements and understandings with respect to such subject matter are superseded hereby.

17.04 Public Announcement. Except as required by applicable law, no public announcement of the transactions contemplated hereby shall be made prior to the Closing (by way of press release, disclosure to the trade or otherwise), except with the mutual agreement of the parties.

17.05 Notices. Any notice to be given hereunder shall be deemed given and sufficient if in writing and (a) delivered by hand or by reputable overnight courier, (b) delivered by registered or certified mail, or (c) sent by facsimile transmission, in the case of the Sellers, to:

JohnsonDiversey, Inc.

8310 16th Street, P.O. Box 902

Sturtevant, WI 53177-0902

Attn: General Counsel

Fax: 262-631-4249

and, in the case of Buyer, to:

BASF Aktiengesellschaft

67056 Ludwigshafen

Attn.: Senior Vice President Legal

Fax: +49.621.60.6649255

or to such other address as Buyer or the Sellers may designate by notice in writing to the other party.

17.06 Incorporation of Terms. The introductory language and recitals set forth above, and the Exhibits and Schedules identified herein, are incorporated into this Agreement by reference and made a part hereof.

17.07 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or otherwise affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

17.08 Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by or on behalf of each of the parties hereto.

17.09 Assignment; Binding Effect. Subject to the provisions of Section 17.13 below, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by a party without the prior written consent of all of the parties to this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

17.10 Bulk Transfer Laws. Buyer hereby waives compliance by the Sellers with the provisions of any so-called bulk transfer law in any jurisdiction in connection with the transactions contemplated hereby.

17.11 Benefit. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

17.12 Facsimile Signature; Counterparts. This Agreement may be executed by facsimile delivery of original signatures, and in counterparts, both of which shall be considered one and the same agreement, and shall become effective when such counterparts have been signed by each party and delivered, including by facsimile, to the other party.

17.13 Performance by Buyer.

(a) Buyer shall be entitled to nominate one or more of its Affiliates (herein “Designated Affiliates” and each a “Designated Affiliate”) to acquire any or all of the Purchased Assets and/or Equity Interests (and any rights of Buyer arising hereunder with respect to the acquisition of such Purchased Assets and/or Equity Interest) and assume any or all of the Assumed Liabilities instead of the Buyer. Buyer shall exercise the foregoing right by submitting not less than five (5) Business Days prior to the Closing Date (unless a shorter notification period shall be approved by Sellers, such approval not to be unreasonably withheld) a written declaration to Sellers that sets forth the Designated Affiliates and the Purchased Assets and/or Equity Interests they shall acquire and the Assumed Liabilities they shall assume. The Designated Affiliate(s) shall acquire the relevant Purchased Assets and/or Equity Interests and assume the Assumed Liabilities on the Closing Date in lieu of Buyer under Local Transfer Documents. Buyer shall remain liable for all of Buyer’s obligations arising under this Agreement including Buyer’s obligations respecting Assumed Liabilities, and shall be entitled to exercise any or all rights and remedies hereunder, if any, on behalf of any Designated Affiliate.

(b) Buyer shall submit to Sellers for their approval, such approval not to be unreasonably withheld, drafts of the required transfer documentation to effect the transfer of the Purchased Assets and/or Equity Interests and the assumption of the Assumed Liabilities (herein “Local Transfer Documents”). The Local Transfer Documents shall not contain any provisions other than those necessary to effect the transfer of the Purchased Assets and/or Equity Interests and the assumption of the Assumed Liabilities; in particular they shall not contain any representations and warranties, unless otherwise required by mandatory law. In case of any inconsistencies between the Local Transfer Documents and this Agreement, the terms of this Agreement shall prevail. Any transfer of Purchased Assets and/or Equity Interests under the Local Transfer Documents shall be subject to the payment of the Purchase Price and the assumption of the Assumed Liabilities.

[Signature page to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day, month and year first above written.

JOHNSON POLYMER, LLC

BY	/s/ JoAnne Brandes
Print Name	JoAnne Brandes
Title	Vice President

JOHNSONDIVERSEY HOLDINGS II B.V.

BY	/s/ David C. Quast
Print Name	David C. Quast
Title	Title Managing Director

BASF Aktiengesellschaft

BY	/s/ Joachim Scholz
Print Name	Joachim Scholz
Title	VP Legal

BASF Aktiengesellschaft

BY	/s/ Patrick Prevost
Print Name	Patrick Prevost
Title	President